EXHIBIT 10(l)

AGREEMENT OF PURCHASE AND SALE
by and between
CMS ENTERPRISES COMPANY and CMS ENERGY INVESTMENT LLC,
collectively as Seller,
and
LUCID ENERGY, L.L.C. and MICHIGAN PIPELINE AND PROCESSING, LLC,
collectively as Buyer,
dated as of
March 12, 2007

-i-

(continued)

-ii-

(continued)
EXHIBITS
A Transition Services Agreement

-iii-

(continued)

Page
INDEX OF DEFINED TERMS

Action	1
Affected Employees	2
Affiliate	2
Agreement	2
Applicable Law	2
Argentine Businesses	1
Business Day	2
Buyer	1
Buyer Disclosure Letter	2
Buyer Indemnified Parties	33
Buyer Plans	24
Cap Amount	34
Casualty Insurance Claims	29
Claims	2
Code	2
Common Agreement	1
Confidentiality Agreement	2
Consolidated Income Tax Return	27
Cut-off Date	29
Damages	2
Dispute	41
Distribution	3
Entities	1
Environmental Laws	3
Environmental Permit	3
Equity Interests	1
ERISA	3
Exchange Act	3
Financial Statements	12
GAAP	3
Governmental Authority	3
Guarantees	32
Hazardous Substances	3
Indebtedness	4
Indemnified Party	34
Indemnifying Party	34
Indemnity Period	33
Insurance Policies	30
Intellectual Property	4
Knowledge of Seller	4
Knowledge of such Person	4
Liabilities	4

-iv-

(continued)

Page

Liens	4
Lucid	1
Material Adverse Effect	5
Material Contract	13
Michigan Businesses	1
Michigan Courts	42
Minimum Claim Amount	34
PBOPs	24
Pension Plans	6
Permits	13
Permitted Liens	6
Person	6
Plans	14
Policies	16
Post-Cut-off Taxes	26
Pre-Cut-off Taxes	26
Released Parties	32
Representatives	6
Rules	42
Seller	1
Seller Disclosure Letter	7
Seller Indemnified Parties	34
Seller Plans	24
Seller Returns	25
Straddle Period	25
Straddle Period Returns	25
Straddle Statement	25
Subsidiary	7
Tax Claim	28
Tax Indemnified Party	28
Tax Indemnifying Party	28
Tax Return	7
Taxes	7
Third-Party Claim	36
Threshold Amount	34
Transfer Taxes	29
Transition Services Agreement	7
Treasury Regulation	7

-v-

AGREEMENT OF PURCHASE AND SALE
     This AGREEMENT OF PURCHASE AND SALE, dated as of March 12, 2007, is made and entered into by and between CMS Enterprises Company, a Michigan corporation, and CMS Energy Investment LLC, a Delaware limited liability company (collectively the “Seller”), and Lucid Energy, L.L.C., a Michigan limited liability company (“Lucid”), and Michigan Pipeline and Processing, LLC, a Michigan limited liability company ( collectively the “Buyer”).
W  I  T  N  E  S  S  E  T  H:
     WHEREAS, Seller and Lucid have entered into that certain Common Agreement dated as of the date hereof (the “Common Agreement”), pursuant to which Seller, directly or through Affiliates of Seller, agreed to sell, and Lucid, directly or through Affiliates of Lucid, agreed to acquire, upon the terms and conditions set forth in this Agreement, certain Michigan-based natural gas transmission, gathering and processing businesses (the “Michigan Businesses”), and upon the terms and conditions entered into contemporaneously herewith, Argentina-based natural gas transmission and marketing and independent power production businesses (the “Argentine Businesses”);
     WHEREAS, Seller and Buyer intend that the transactions contemplated by this Agreement relating to the sale of the Michigan Businesses will be consummated if and only if the sale of the Argentine Businesses is consummated;
     WHEREAS, the Michigan Businesses are conducted through various domestic legal entities (the “Entities” as described on Annex I), the equity participations in which are owned, directly or indirectly and in relevant amounts, by Seller (“Equity Interests” as described on Annex I);
     WHEREAS, Buyer desires to purchase, and Seller desires to sell to Buyer, the Equity Interests, upon the terms and subject to the conditions set forth herein;
     NOW, THEREFORE, in consideration of the foregoing, the representations, warranties, covenants and agreements set forth in this Agreement, and other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the parties hereby agree as follows:
ARTICLE I
DEFINITIONS
     Section 1.1 Specific Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

“Action”	shall mean any administrative, regulatory, judicial or other formal proceeding, action, Claim, suit, investigation or inquiry by or before any Governmental Authority, arbitrator or mediator, at law or at equity.

“Affected Employees”	shall mean the Employees listed on Section 1.1(a) of the Seller Disclosure Letter.

“Affiliate”	shall have the meaning set forth in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

“Agreement”	shall mean this Agreement of Purchase and Sale, together with the Seller Disclosure Letter, Buyer Disclosure Letter, Annex I and Exhibits hereto, as the same may be amended or supplemented from time to time in accordance with the provisions hereof.

“Applicable Law”	shall mean any statute, treaty, code, law, ordinance, executive order, rule or regulation (including a regulation that has been formally promulgated in a rule-making proceeding but, pending final adoption, is in proposed or temporary form having the force of law); guideline or notice having the force of law; or approval, permit, license, franchise, judgment, order, decree, injunction or writ of any Governmental Authority applicable to a specified Person or specified property, as in effect from time to time.

“Business Day”	shall mean any day that is not a Saturday, Sunday or other day on which banks are required or authorized by law to be closed in the City of New York.

“Buyer Disclosure Letter”	shall mean the Buyer Disclosure Letter delivered to Seller concurrently with this Agreement, which is an integral part of this Agreement.

“Claims”	shall mean any and all claims, lawsuits, demands, causes of action, investigations and other proceedings (whether or not before a Governmental Authority).

“Code”	shall mean the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement”	shall mean the confidentiality agreement entered into by and between the EE Group (an Affiliate of Buyer) and CMS Enterprises Company dated October 23, 2006.

“Damages”	shall mean judgments, settlements, fines, penalties, damages, Liabilities, losses or deficiencies, costs and expenses, including reasonable attorney’s fees, court costs, expenses of arbitration or mediation, and other out-of-pocket expenses incurred in investigating or preparing the foregoing; provided, however, that “Damages” shall not include incidental, indirect or consequential damages, damages for lost profits or other special, punitive or exemplary damages.

“Distribution”	shall mean:
(i) any dividend, distribution, repayment or repurchase of share capital, capital contribution or other return of capital to such Person’s shareholders or equivalent holders of its ownership interests;

(ii) any repayment of any loan owed to an Affiliate of such Person;

(iii) any loan made to an Affiliate of such Person, in each case, other than to any of the Entities.

“Environmental Laws”	shall mean all foreign, federal, state and local laws, regulations, rules and ordinances in effect and existence as of the closing Date where the Michigan Businesses currently operate relating to pollution or protection of human health or the environment, natural resources or safety and health, including laws relating to releases or threatened releases of Hazardous Substances into the environment (including ambient air, surface water, groundwater, land, surface and subsurface strata).

“Environmental Permit”	shall mean any Permit, formal exemption, identification number or other authorization issued by a Governmental Authority pursuant to an applicable Environmental Law.

“ERISA”	shall mean the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Exchange Act”	shall mean the Securities Exchange Act of 1934, as amended.

“GAAP”	shall mean United States generally accepted accounting principles as in effect from time to time

“Governmental Authority”	shall mean any executive, legislative, judicial, tribal, regulatory, taxing or administrative agency, body, commission, department, board, court, tribunal, arbitrating body or authority of the United States or any foreign country, or any state, local or other governmental subdivision thereof.

“Hazardous Substances”	shall mean any chemicals, materials or substances defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “hazardous constituents”, “restricted hazardous materials”, “extremely hazardous substances”, “toxic substances”, “contaminants”, “pollutants”, “toxic pollutants”, or words of similar meaning and regulatory effect under any applicable Environmental Law.

“Indebtedness”	of any Person shall mean (i) all liabilities and obligations of such Person for borrowed money or evidenced by notes, bonds or similar instruments, (ii) obligations in respect of the deferred purchase price of property or services (other than any amount that would constitute current assets) to the extent that such amount would be accrued as a liability on a balance sheet prepared in accordance with GAAP, (iii) obligations in respect of capitalized leases, (iv) obligations in respect of letters of credit, acceptances or similar obligations, (v) obligations under interest rate cap agreements, interest rate swap agreements, foreign currency exchange contracts or other hedging contracts, and (vi) any guarantee of the obligations of another Person with respect to any of the foregoing.

“Intellectual Property”	shall mean all U.S. and foreign (a) patents and patent applications, (b) trademarks, service marks, logos, slogans, and trade dress, (c) copyrights, (d) software (excluding commercial off-the-shelf software), and (e) all confidential and proprietary information and know-how.

“Knowledge of Seller”	shall mean the knowledge, after due inquiry, of those Persons set forth in Section 1.1(b) of the Seller Disclosure Letter.

“Knowledge of such Person”	shall mean, and with respect to Lucid, the knowledge, after due inquiry, of those Persons set forth in Section 1.1(b) of the Buyer Disclosure Letter, and with respect to Michigan Pipeline and Processing, LLC, the knowledge, after due inquiry, of those Persons set forth in Section 1.1(c) of the Buyer Disclosure Letter.

“Liabilities”	shall mean any and all debts, liabilities, commitments and obligations, whether or not fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whether or not required by GAAP to be reflected in financial statements or disclosed in the notes thereto.

“Liens”	shall mean any mortgage, pledge, lien (statutory or otherwise and including, without limitation, environmental, ERISA and tax liens), security interest, easement, right of way, limitation, encroachment, covenant, claim, restriction, right, option, conditional sale or other title retention agreement, charge or encumbrance of any kind or nature (except for any restrictions arising under any applicable securities laws).

“Material Adverse Effect”	shall mean actions, circumstances or omissions that have an effect, individually or in the aggregate, that is materially adverse to (a) the business, operations, financial condition or assets of the Entities, taken as a whole, or (b) the ability of Seller to consummate the transactions contemplated hereby, in each case, other than any effect resulting from, relating to or arising out of: (i) the negotiation, execution, announcement of this Agreement and the transactions contemplated hereby, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, joint owners or venturers and employees, (ii) any action taken by Seller, the Entities, Buyer or any of their respective Representatives or Affiliates required or permitted to be taken by the terms of this Agreement or necessary to consummate the transactions contemplated by this Agreement, (iii) the general state of the industries in which the Entities operate (including (A) pricing levels, (B) changes in national, regional or local wholesale or retail markets for natural gas or electricity, (C) changes in the national, regional or local interstate natural gas pipeline systems, (D) rules, regulations or decisions of Governmental Authorities or the courts affecting the gas transmission, gathering or processing industries as a whole, or rate orders, motions, complaints or other actions affecting the Entities and (E) any condition described in the Seller Disclosure Letter), (iv) general legal, regulatory, political, business, economic, capital market and financial market conditions (including prevailing interest rate levels), or conditions otherwise generally affecting the industries in which the Entities operate, (v) any change in law, rule or regulation or GAAP or interpretations thereof applicable to the Entities, Seller or Buyer, (vi) acts of God, national or international political or social conditions or (vii) general economic conditions in Michigan; provided, that, for purposes of determining a “Material Adverse Effect”, any effect on the business, financial conditions or assets of the business of any Person shall include only the portion of such effect attributable to the ownership interest of the Entities and their Affiliates and shall exclude any portion of such effect attributable to the ownership interest of any third party in such Person.

“Pension Plans”	shall mean all Plans providing pensions, superannuation benefits or retirement savings, including pension plans, top up pensions or supplemental pensions.

“Permitted Liens”	shall mean (a) zoning, planning and building codes and other applicable laws regulating the use, development and occupancy of real property and permits, consents and rules under such laws; (b) encumbrances, easements, rights-of-way, covenants, conditions, restrictions and other matters affecting title to real property which do not materially detract from the value of such real property or materially restrict the use of such real property; (c) leases and subleases of real property; (d) all easements, encumbrances or other matters which are necessary for utilities and other similar services on real property; (e) Liens to secure indebtedness reflected on the Financial Statements or indebtedness incurred in the ordinary course of business, consistent with past practice, after the date thereof, (f) Liens for Taxes and other governmental levies not yet due and payable or, if due, (i) not delinquent or (ii) being contested in good faith by appropriate proceedings during which collection or enforcement against the property is stayed and with respect to which adequate reserves have been established and are being maintained to the extent required by GAAP, (g) mechanics’, workmen’s, repairmen’s, materialmen’s, warehousemen’s, carriers’ or other Liens, including all statutory Liens, arising or incurred in the ordinary course of business, (h) original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (i) Liens that do not materially interfere with or materially affect the value or use of the respective underlying asset to which such Liens relate, (j) Liens which are capable of being cured through condemnation procedures under the Natural Gas Act, and (k) Liens which are reflected in any Material Contract.

“Person”	shall mean any natural person, corporation, company, general partnership, limited partnership, limited liability partnership, joint venture, proprietorship, limited liability company, or other entity or business organization or vehicle, trust, unincorporated organization or Governmental Authority or any department or agency thereof.

“Representatives”	Shall mean accountants, counsel or representatives.

“Seller Disclosure Letter”	shall mean the Seller Disclosure Letter delivered to Buyer concurrently with this Agreement, which is an integral part of this Agreement.

“Subsidiary”	of any Entity means, at any date, any Person (a) the accounts of which would be consolidated with and into those of the applicable Person in such Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date or (b) of which securities or other ownership interests representing more than fifty percent (50%) of the equity or more than fifty percent (50%) of the ordinary voting power or, in the case of a partnership, more than fifty percent (50%) of the general partnership interests or more than fifty percent (50%) of the profits or losses of which are, as of such date, owned, controlled or held by the applicable Person or one or more subsidiaries of such Person.

“Tax Return”	shall mean any report, return, declaration, or other information required to be supplied to a Governmental Authority in connection with Taxes including any claim for refund or amended return.

“Taxes”	shall mean all taxes, levies or other like assessments, including income, gross receipts, excise, value added, real or personal property, withholding, asset, sales, use, license, payroll, transaction, capital, business, corporation, employment, net worth and franchise taxes, or other governmental taxes imposed by or payable to any foreign, Federal, state or local taxing authority, whether computed on a separate, consolidated, unitary, combined or any other basis; and in each instance such term shall include any interest, penalties or additions to tax attributable to any such Tax.

“Transition Services Agreement”	shall mean the transition services agreement to be entered into on the date hereof between Seller and Buyer, substantially in the form of the agreement attached hereto as Exhibit A.

“Treasury Regulation”	shall mean the income Tax regulations, including temporary and proposed regulations, promulgated under the Code, as amended.

ARTICLE II
SALE AND PURCHASE
     Section 2.1 Agreement to Sell and Purchase.
               (a) Simultaneously with the payment of the Purchase Price in accordance with Section 2.1(b) of this Agreement, Buyer shall purchase, acquire and accept from Seller, and Seller shall sell, convey, assign, transfer and deliver to Buyer, all of Seller’s interests in the Equity Interests, free and clear of all Liens, as well as certain rights and interests in related tangible and intangible property being granted in support of the consummation of the transactions contemplated hereby.
               (b) As of the date hereof, Buyer shall pay to Seller, in consideration for the purchase of the Equity Interests and such related rights and interests pursuant to Section 2.1(a), an amount in cash equal to $55,000,000 (the “Purchase Price”) by wire transfer of same day funds to an account or accounts and in such amounts as designated by Seller.
     Section 2.2 Time and Place of Closing.
               (a) Upon payment of the Purchase Price, Seller shall deliver or cause to be delivered, in form and substance satisfactory to Buyer (unless previously delivered), the following items:
               (i) a certificate or certificates representing the Equity Interests (or other appropriate instruments evidencing transfer of ownership), accompanied by stock or similar powers duly endorsed in blank by Seller or accompanied by instruments of transfer duly executed by Seller;
               (ii) a certificate of incumbency and authority of Seller dated the date hereof;
               (iii) a duly executed counterpart of the Transition Services Agreement;
               (iv) written resignations, effective as of the date hereof, from each of the officers and directors of the Entities;
               (v) title to all assets attributed to the Entities and their businesses that are not in their possession or titled in their name and would not otherwise be transferred by transfer of the certificates representing the Equity Interests;
               (vi) an estimated payment of $2,200,000, which payment shall be made by wire transfer of same day funds to an account or accounts and in such amounts as designated by Buyer in writing. The estimated payment will be reconciled in accordance with the provisions of Section 2.3.; and

               (vii) evidence of termination of the Intercompany Cash Pooling Arrangement between CMS Energy Investment LLC and/or CMS Capital LLC and the Entities (other than Jackson Pipeline Company LLC, which is not a party to such arrangement).
               (b) As of the date hereof, Buyer shall deliver or cause to be delivered to Seller (unless previously delivered), the following items:
               (i) the Purchase Price by wire transfer of same day funds to an account or accounts and in such amounts as designated by Seller in writing;
               (ii) a certificate of incumbency and authority of Buyer dated the date hereof; and
               (iii) a duly executed counterpart of the Transition Services Agreement.
     Section 2.3 Effective Date.
     The Effective Date of the transaction for financial purposes shall be December 31, 2006, so that Buyer will receive the assets and liabilities shown on the December 31, 2006 Financial Statements plus all of the results of operations (including net cash flow) in the ordinary course of business consistent with past practices of each of the Entities after December 31, 2006. To avoid confusion, Buyer and Seller agree that:
               (a) Buyer shall receive the assets and liabilities shown on the December 31, 2006 Financial Statements, less the following Intercompany Notes receivables:
               (i) $2,494,058 loan from CMS Antrim Gas LLC to CMS Energy Investment LLC
               (ii) $855,989 loan from CMS Litchfield LLC to CMS Energy Investment LLC
               (iii) $716,663 loan from CMS Grands Lacs LLC to CMS Energy Investment LLC
               (iv) $950,341 loan from CMS Bay Area Pipeline, LLC to CMS Energy Investment LLC
               (v) $566,887 loan from CMS Jackson LLC to CMS Energy Investment LLC.
               (b) Buyer shall also receive all the results of operations (including net cash flow) from January 1, 2007 through the date hereof. Buyer and Seller shall work in good faith to reconcile and settle all accounts as of the date hereof, consistent with the intent described above, within thirty (30) days after the date hereof. If it is determined that Seller owes money to Buyer, it shall pay Buyer within five (5) days of such determination. If it is determined that Buyer owes money to Seller, it shall pay Seller within five (5) days of such determination.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER
     Seller hereby represents and warrants to Buyer as follows:
     Section 3.1 Corporate Organization; Qualification.
     Each Seller is duly organized and validly existing and in good standing under the Laws of its governing jurisdiction. Each of the Entities is duly organized and validly existing and in good standing under the Laws of its governing jurisdiction and each (a) has the requisite power to carry on its businesses as currently conducted and (b) is duly qualified to do business in each of the jurisdictions in which the ownership, operation or leasing of its properties or assets or the conduct of its business requires it to be so qualified, except where the failure to be so qualified would not have a Material Adverse Effect.
     Section 3.2 Authority Relative to this Agreement.
     Each Seller has full corporate power and authority to execute and deliver this Agreement, the Transition Services Agreement (as applicable) and the other agreements, documents and instruments to be executed and delivered by it in connection with this Agreement or the Transition Services Agreement, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement, the Transition Services Agreement and the other agreements, documents and instruments to be executed and delivered in connection with this Agreement or the Transition Services Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all the necessary action on the part of each Seller (as applicable) and no other corporate or other proceedings on the part of Seller are necessary to authorize this Agreement, the Transition Services Agreement and the other agreements, documents and instruments to be executed and delivered in connection with this Agreement or the Transition Services Agreement or to consummate the transactions contemplated hereby and thereby. This Agreement, the Transition Services Agreement and the other agreements, documents and instruments to be executed and delivered in connection with this Agreement or the Transition Services Agreement have been, duly and validly executed and delivered by Seller and assuming that this Agreement, the Transition Services Agreement and the other agreements, documents and instruments to be executed and delivered in connection with this Agreement or the Transition Services Agreement constitute legal, valid and binding agreements of the Buyer, are enforceable against Seller in accordance with their respective terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally or general principles of equity.
     Section 3.3 Equity Interests.
               (a) The Equity Interests are duly authorized, validly issued and fully paid and were not issued in violation of any preemptive rights. Except as set forth in Section 3.3(a) of the Seller Disclosure Letter, (i) there are no equity interests of the Entities authorized, issued or outstanding or reserved for any purpose and (ii) there are no (A) existing options, warrants, calls, preemptive rights, subscriptions or other rights, agreements, arrangements or commitments of any character, relating to the Entities, obligating Seller or any of its Affiliates to issue, transfer or sell, or cause to be issued, transferred or sold, any additional equity interest in the Entities, (B) outstanding securities of Seller or its Affiliates that are convertible into or exchangeable or exercisable for any equity interest in the Entities, (C) options, warrants or other rights to purchase from Seller or its Affiliates any such convertible or exchangeable securities or (D) other than this Agreement, contracts, agreements or arrangements of any kind relating to the issuance of any equity interest in the Entities, or any such options, warrants or rights, pursuant to which, in any of the foregoing cases, Seller or its Affiliates are subject or bound.
               (b) Except as set forth in Section 3.3(b) of the Seller Disclosure Letter, Seller owns all of the issued and outstanding Equity Interests and has good, valid and marketable title to the Equity Interests, free and clear of all Liens or other defects in title, and the Equity Interests have not been pledged or assigned to any Person. The Equity Interests owned by Seller are not subject to any restrictions on transferability other than those imposed by this Agreement and by applicable securities laws. Following the transfer of the Equity Interests to Buyer, Buyer will own all of the issued and outstanding Equity Interests owned by Seller and will have good and valid title to the Equity Interests, free and clear of all Liens.
               (c) Section 3.3(c) of the Seller Disclosure Letter sets forth, as of the date hereof, a list of each of the Entities, including its name, its jurisdiction of organization, its authorized and outstanding capital stock (or equivalent equity interest) and the percentage of its outstanding capital stock owned by the Seller and/or the Entities, as applicable.
               (d) Except as set forth in Section 3.3(d) of the Seller Disclosure Letter, there are no Persons (other than any of the Entities) in which any of the Entities owns any equity or other similar interest.
     Section 3.4 Consents and Approvals.
     Except as set forth in Section 3.4 of the Seller Disclosure Letter, Seller requires no consent, approval or authorization of, or filing, registration or qualification with, any Governmental Authority, or any other Person as a condition to the execution and delivery of this Agreement or the performance of the obligations hereunder, except where the failure to obtain such consent, approval or authorization of, or filing of, registration or qualification with, any Governmental Authority, or any other Person would not have a Material Adverse Effect.
     Section 3.5 No Conflict or Violation.
     Except as set forth in Section 3.5 of the Seller Disclosure Letter, the execution, delivery and performance by the Seller of this Agreement does not:
               (a) violate or conflict with any provision of the organizational documents or bylaws of Seller or any of the Entities;
               (b) violate any applicable provision of a law, statute, judgment, order, writ, injunction, decree, award, rule or regulation of any Governmental Authority, except where such violation would not have a Material Adverse Effect;
               (c) violate, result in a breach of, constitute (with due notice or lapse of time or both) a default, or cause any material obligation, penalty or premium to arise or accrue including without limitation the acceleration of maturity of any indebtedness or other obligation or imposition of any lien, charge or encumbrance on any assets of any of the Entities, under any Material Contract, lease, loan, mortgage, security agreement, trust indenture or other material agreement or instrument to which any of the Entities is a party or by which any of them is bound or to which any of their respective properties or assets is subject, except for violations, breaches or defaults that would not have a Material Adverse Effect;
               (d) result in the imposition or creation of any material Lien upon or with respect to any of the properties or assets owned or used by the Entities; or;
               (e) result in the cancellation, modification, revocation or suspension of any material Permits or in the failure to renew any material Permit.
     Section 3.6 Financial Information.
               (a) Prior to the date hereof, Seller has made available to Buyer or its Representatives certain unaudited financial information relating to each of the Entities as of December 31, 2004, 2005 and 2006 detailing assets, liabilities, income and cash flows (collectively, the “Financial Statements”). A copy of the unaudited financial statements as of December 31, 2006 of the Entities is disclosed in Section 3.6(a) of the Seller Disclosure Letter.
               (b) The Financial Statements were prepared in accordance with GAAP, consistently applied throughout the periods indicated and fairly present, in all material respects, the combined financial position, results of operations and cash flows of each of the Entities, as of the dates thereof and for the periods covered thereby, in each case, except as disclosed in Section 3.6(b) of the Seller Disclosure Letter.

     Section 3.7 Contracts.
               (a) Section 3.7(a) of the Seller Disclosure Letter sets forth a list, as of the date hereof, of each material contract, lease or similar agreement or instrument to which any of the Entities is a party, other than (i) any purchase or sale orders arising in the ordinary course of business, (ii) any contract involving the payment or receipt of less than $100,000 in any one year, (iii) any contract terminable within 30 days or less by its terms, and (iv) any contract listed in any other Section of the Seller Disclosure Letter (each contract set forth in Section 3.7(a) of the Seller Disclosure Letter being referred to herein as a “Material Contract”).
               (b) Section 3.7(b) of the Seller Disclosure Letter sets forth a list, as of the date hereof, of each Material Contract that any of the Entities has with Seller or with any Affiliate of Seller that is not one of the Entities.
               (c) Except as set forth in Section 3.7(c) of the Seller Disclosure Letter, each Material Contract is a valid and binding agreement of the Entities party thereto and, to the Knowledge of Seller, is in full force and effect.
               (d) Except as set forth in Section 3.7(d) of the Seller Disclosure Letter, there is no default by Seller or any of the Entities under any Material Contract to which it is a party, and Seller has no Knowledge of any default by any counterparties under any Material Contract, in each case other than defaults which have been cured or waived and which would not have a Material Adverse Effect.
     Section 3.8 Compliance with Law.
     Except for Environmental Laws and Tax laws, which are the subject of Section 3.14 and Section 3.15, respectively, and except as set forth in Section 3.8 of the Seller Disclosure Letter, the Entities are in compliance with all federal, state, local or foreign laws, statutes, ordinances, rules, regulations, judgments, orders, writs, injunctions or decrees of any Governmental Authority applicable to their respective properties, assets and businesses except where such noncompliance would, individually or in the aggregate, not have a Material Adverse Effect.
     Section 3.9 Permits.
               (a) Except as set forth in Section 3.9(a) of the Seller Disclosure Letter, Seller, and the Entities have all permits, licenses, certificates of authority, orders and approvals of, and have made all filings applications and registrations with Governmental Authorities necessary for the conduct of their respective business operations as presently conducted (collectively, the “Permits”), except for those Permits the absence of which would not have a Material Adverse Effect.
               (b) Except as set forth in Section 3.9(b) of the Seller Disclosure, all Permits are issued to, and in the name of, the Entities which require such Permit.

               (c) Except as set forth in Section 3.9(c) of the Seller Disclosure Letter, the Permits are in full force and effect, no violations thereof have been recorded and no proceedings are pending or, to the Knowledge of Seller, threatened for the revocation or partial revocation thereof, in each case other than such failures, violations or proceedings that have been cured or waived and those which would not have a Material Adverse Effect. Seller and Buyer shall use their reasonable best efforts to cooperate with respect to the use and transfer of any Permits and licenses that cannot be readily transferred.
     Section 3.10 Litigation.
     Except as identified in Section 3.10 of the Seller Disclosure Letter, there are no Actions before any Governmental Authority or arbitration panel or tribunal pending or in progress or, to the Knowledge of Seller, threatened, against Seller, the Entities, or any of their respective Affiliates or any executive officer or director thereof relating to the Equity Interests or the respective assets or businesses of the Entities, except as would not, individually or in the aggregate, have a Material Adverse Effect. None of Seller, the Entities, or any of their respective Affiliates are subject to any outstanding judgment, order, writ, injunction, decree or award entered in an Action to which such Person was a named party relating to the Equity Interests or the respective assets or businesses of such Persons, except as would not, individually or in the aggregate, have a Material Adverse Effect.
     Section 3.11 Employee Matters.
               (a) All material benefit and compensation plans and contracts, including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, and deferred compensation, stock option, stock purchase, stock appreciation rights, stock-based incentive bonus, severance, employment, change in control, vacation or fringe benefit programs, policies, agreements, arrangements or plans maintained by the Entities or by the Seller or their Affiliates for the benefit of any of their current employees of the Entities (collectively, the “Plans”) have been or are being terminated and, if applicable, vested as of the date hereof, in each case as determined by Seller and its Affiliates in its sole discretion and subject to the provisions of such Plans and applicable Law.
               (b) All Affected Employees are subject to “at will” employment arrangements under applicable policies of Seller and the Entities as of the date hereof.
     Section 3.12 Labor Relations.
     Except as set forth in Section 3.12 of the Seller Disclosure Letter, (i) none of the Entities is a party to any labor or collective bargaining agreements, and there are no labor or collective bargaining agreements which pertain to any employees of the Entities, (ii) within the preceding eighteen (18) months, there have been no representation or certification proceedings, or petitions seeking a representation proceeding, pending or, to the Knowledge of Seller, threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority with respect to the Entities, (iii) within the preceding twelve (12) months, to the Knowledge of Seller, there have been no organizing activities involving the Entities with respect to any group of their respective employees, (iv) there are no pending or, to the Knowledge of Seller, threatened strikes, work stoppages, slowdowns or lockouts against the Entities, or their respective Employees or involving any of the Entities’ facilities; and (v) there are no pending unfair employment practice charges, grievances or complaints filed or, to the Knowledge of Seller, threatened to be filed with any Governmental Authority based on the employment or termination of employment by the Entities of any employee
     Section 3.13 Intellectual Property.
               (a) Section 3.13(a) of the Seller Disclosure Letter sets forth a list of all material U.S. and foreign: (i) patents and patent applications; (ii) trademark registrations and applications; and (iii) copyright registrations and applications, owned by the Entities. The foregoing schedules set forth at Section 3.13(a) of the Seller Disclosure Letter are complete and accurate in all material respects. To the Knowledge of Seller, the foregoing registrations are in effect and subsisting. Except as set forth in Section 3.13(a) of the Seller Disclosure Letter, the Entities have all licenses necessary to use the equipment and processes as currently being used by them in the ordinary conduct of their respective businesses and operations and, to the Knowledge of Seller, no further licenses are required to so conduct their businesses and operations.
               (b) Except as would not, individually or in the aggregate, have a Material Adverse Effect, or as set forth in Section 3.13(b) of the Seller Disclosure Letter, (i) to the Knowledge of Seller, the conduct of the respective businesses of the Entities does not infringe or otherwise violate any Person’s Intellectual Property, and there is no such claim pending or to the Seller’s Knowledge threatened against the Entities, and (ii) to the Knowledge of Seller, no Person is infringing or otherwise violating any Intellectual Property owned by the Entities, and no such claims are pending or threatened against any Person by the Entities.
               (c) Except as set forth in Section 3.13(c) of the Seller Disclosure, all owned or licensed Intellectual Property is owned by or licensed to the Entities which utilize such Intellectual Property.
     Section 3.14 Representations with Respect to Environmental Matters.
     To the Knowledge of Seller, and except as set forth in Section 3.14 of the Seller Disclosure Letter or as would not, individually or in the aggregate, have Material Adverse Effect:
               (a) The Entities are in compliance with all applicable Environmental Laws;

               (b) The Entities have all of the Environmental Permits required in order to conduct their operations or, where such Environmental Permits have expired, have applied for a renewal of such Environmental Permits in a timely fashion;
               (c) There is no pending or threatened written Claim, lawsuit, or administrative proceeding against the Entities under or pursuant to any Environmental Law;
               (d) None of the Entities is a party or subject to any administrative or judicial order, decree or other agreement with a Governmental Authority under or pursuant to any applicable Environmental Law;
               (e) None of the Entities has received written notice from any third party, including any Governmental Authority, alleging that any of the Entities has been or is in violation or potentially in violation of any applicable Environmental Law or otherwise may be liable under any applicable Environmental Law; and
               (f) With respect to the real property that is currently owned, leased or under easement or right of way by the Entities, there have been no spills or discharges of Hazardous Substances on or underneath any such real property.
The representations and warranties set forth in this Section 3.14 are Seller’s sole and exclusive representations and warranties related to environmental matters.
     Section 3.15 Tax Matters.
     Except as would not have a Material Adverse Effect:
               (a) All federal, state, and local Tax Returns required to be filed by or on behalf of the Entities, and each consolidated, combined, unitary, affiliated or aggregate group of which any of the Entities are a member has been timely filed (taking into account applicable extensions) and in each case are correct and complete in so far as the Entities are concerned, and all Taxes shown as due on such Tax Returns have been paid, or adequate reserves therefor have been established.
               (b) There is no deficiency, proposed adjustment, or matter in controversy that has been asserted or assessed in writing with respect to any Taxes due and owing by the Entities that has not been paid or settled in full.
               (c) Each of the Entities is treated as a disregarded entity for federal tax purposes.
     Section 3.16 Insurance.
               (a) Section 3.16(a) of the Seller Disclosure Letter sets forth a true and complete list of all current policies of all material property and casualty insurance, insuring the properties, assets, employees and/or operations of the Entities (collectively, the “Policies”). To the Knowledge of Seller, all premiums payable under such Policies have been paid in a timely manner and the Entities, as applicable, have complied in all material respects with the terms and conditions of all such Policies.
               (b) As of the date hereof, Seller has not received any written notification of the failure of any of the Policies to be in full force and effect. To the Knowledge of Seller, none of the Entities is in default under any provision of the Policies, and except as set forth in Section 3.16(b) of the Seller Disclosure Letter, there is no claim by the Entities or any other Person pending under any of the Policies as to which coverage has been denied or disputed by the underwriters or issuers thereof.
     Section 3.17 Absence of Certain Changes or Events.
               (a) Except as set forth in Section 3.17(a) of the Seller Disclosure Letter, each of the Entities conducts its respective businesses in the ordinary course of business, consistent with past practice in all material respects, since December 31, 2006.
               (b) Except as set forth in Section 3.17(b) of the Seller Disclosure Letter, or in the Financial Statements, and the notes thereto, there has not been with respect to each of the Entities any event or development or change which has resulted or would reasonably be likely to result in a Material Adverse Effect.
               (c) Section 3.17(c) of the Seller Disclosure Letter sets forth a true and complete list of the Distributions made by each of the Entities since December 31, 2006.
               (d) Except as set forth in Section 3.17(d) of the Seller Disclosure Letter, since December 31, 2006, each of the Entities has not:
                    (i) granted any severance or termination pay to, or entered into, extended or amended any employment, consulting, severance or other compensation agreement with, or otherwise increased the compensation or benefits provided to any of its officers or other employees whose annual salary base is in excess of $100,000;
                    (ii) sold, leased, licensed, mortgaged or otherwise disposed of any properties or assets material to its business having a fair market value in excess of $100,000 individually or $400,000 in the aggregate, other than (A) sales made in the ordinary course of business, consistent with past practice; or (B) sales of obsolete or other assets not presently utilized in its business;
                    (iii) made any capital expenditure in excess of 10% of the annual budgeted capital expenditures;
                    (iv) paid, repurchased, discharged or satisfied any of its material Claims, Liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than in the ordinary course of business, consistent with past practice;

                    (v) (A) incurred or assumed or guaranteed any long-term debt, or except in the ordinary course of business or consistent with past practice, incurred or assumed or guaranteed short-term Indebtedness (other than intercompany Indebtedness) exceeding $100,000 in the aggregate; (B) modified the terms of any Indebtedness or other liability, other than modifications of short-term debt in the ordinary course of business, consistent with past practice; or (C) assumed, guaranteed, endorsed or otherwise became liable or responsible (whether directly, contingently or otherwise) for the material obligations of any other Person; or
                    (vi) authorized any of, or committed or agreed to take any of, the actions referred to in the paragraphs (i) through (v) above.
               (e) Except as set forth in Section 3.17(e) of the Seller Disclosure Letter, since December 31, 2006, each of the Entities has not recognized any material Tax liability outside the ordinary course of business, made or changed any election for Tax purposes, changed any annual accounting period for Taxes, filed any material Tax Return or amended Tax Return, entered into any closing agreement for Tax purposes, settled any Tax claim or assessment relating to any of the Entities, surrendered any right to claim a refund of Taxes, consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to any of the Entities, or taken any other action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of any of the Entities for any period ending after December 31, 2006 or decreasing any Tax attribute of any of the Entities existing on that date.
     Section 3.18 Absence of Undisclosed Liabilities.
     None of the Entities has any Liabilities (whether absolute, accrued, contingent or otherwise) except those Liabilities (a) disclosed and reserved against in the Financial Statements (or notes thereto) as required by GAAP, (b) set forth in Section 3.18 of the Seller Disclosure Letter, (c) incurred in the ordinary course of business since December 31, 2006 for each of the Entities as described in Section 3.6 or (d) which would not result in a Material Adverse Effect.
     Section 3.19 Property.
     Except as set forth in Section 3.19 of the Seller Disclosure Letter, each of the Entities has valid title to, leases, or holds valid rights of way, easements or similar real property rights relating to, all assets used or held for use by each of the Entities, in each case free and clear of any Liens (other than Permitted Liens) except for such failures of which to so own, lease or hold would not, individually or in the aggregate, have a Material Adverse Effect.
     Section 3.20 Brokerage and Finders’ Fees.
     None of Seller, the Entities, or any of their Affiliates or their respective stockholders, partners, directors, officers or employees, has incurred, or will incur any brokerage, finders’ or similar fee in connection with the transactions contemplated by this Agreement or the Transition Services Agreement.
     Section 3.21 Corporate and Accounting Records.
     The minute books of the Entities (excluding Jackson Pipeline Company) contain true, complete and accurate records of all meetings and accurately reflect all other corporate action of their respective members (including committees thereof). Each of the Entities (except Jackson Pipeline Company) maintains adequate records which accurately and validly reflect transactions conducted by each of the Entities in reasonable detail, and maintains accounting controls, policies and procedures sufficient to ensure that such transactions are (a) executed in accordance with its management’s general or specific authorization and (b) recorded in a manner which permits the preparation of financial statements in accordance with Applicable Law and applicable regulatory accounting requirements.
     Section 3.22 Affiliated Transactions.
     Except as described in Section 3.22 of the Seller Disclosure Letter, and except for trade payables and receivables arising in the ordinary course of business consistent with past practices for purchases and sales of goods or services consistent with past practice, none of the Entities have been a party over the past twelve (12) months to any material transaction or agreement with Seller or any Affiliate of Seller (other than the Entities) and no director or officer of Seller or its Affiliates (other than the Entities), has, directly or indirectly, any material interest in any of the assets or properties of the Entities.
     Section 3.23 No Other Representations or Warranties.
     Except for the representations and warranties contained in this Article III, none of Seller, the Entities, or any other Person makes any other express or implied representation or warranty on behalf of Seller.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE BUYER
     Each Buyer hereby represents and warrants to Seller as follows:
     Section 4.1 Corporate Organization; Qualification.
     Such Person (a) is a limited liability company duly organized and validly existing under the Laws of its jurisdiction of formation, (b) has the requisite power to carry on its businesses as currently conducted and (c) is duly qualified to do business in each of the jurisdictions in which the ownership, operation or leasing of its properties or assets or the conduct of its business requires it to be so qualified, except where the failure to be so qualified would not materially and adversely affect the ability of, or timing for, Buyer to consummate the transactions contemplated by this Agreement or the Transition Services Agreement.

     Section 4.2 Authority Relative to this Agreement.
     Such Person has full corporate or similar power and authority to execute and deliver this Agreement, the Transition Services Agreement and the other agreements, documents and instruments to be executed and delivered by it in connection with this Agreement or the Transition Services Agreement, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement, the Transition Services Agreement and the other agreements, documents and instruments to be executed and delivered in connection with this Agreement or the Transition Services Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all the necessary action on the part of such Person and no other organization or similar proceedings on the part of such Person are necessary to authorize this Agreement, the Transition Services Agreement and the other agreements, documents and instruments to be executed and delivered in connection with this Agreement or the Transition Services Agreement or to consummate the transactions contemplated hereby and thereby. This Agreement, the Transition Services Agreement and the other agreements, documents and instruments to be executed and delivered in connection with this Agreement or the Transition Services Agreement has been duly and validly executed and delivered by such Person and assuming that this Agreement, the Transition Services Agreement and the other agreements, documents and instruments to be executed and delivered in connection with this Agreement or the Transition Services Agreement constitute legal, valid and binding agreements of the Seller are enforceable against such Person in accordance with their respective terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally or general principles of equity.
     Section 4.3 Consents and Approvals.
     Except as set forth in Section 4.3 of the Buyer Disclosure Letter, such Person requires no consent, approval or authorization of, or filing, registration or qualification with, any Governmental Authority, or any other Person as a condition to the execution and delivery of this Agreement or the performance of the obligations hereunder, except where the failure to obtain such consent, approval or authorization of, or filing of, registration or qualification with, any Governmental Authority, or any other Person would not materially and adversely affect the ability of, or timing for, Seller to consummate the transactions contemplated by this Agreement or the Transition Services Agreement.
     Section 4.4 No Conflict or Violation.
     Except as set forth in Section 4.4 of the Buyer Disclosure Letter, the execution, delivery and performance by such Person of this Agreement does not:
               (a) violate or conflict with any provision of the organizational documents of such Person;

               (b) violate any applicable provision of a law, statute, judgment, order, writ, injunction, decree, award, rule or regulation of any Governmental Authority, except where such violation would not materially and adversely affect the ability of, or timing for, Seller to consummate the transactions contemplated by this Agreement or the Transition Services Agreement; or
               (c) violate, result in a breach of, constitute (with due notice or lapse of time or both) a default or cause any material obligation, penalty or premium to arise or accrue under any material contract, lease, loan, agreement, mortgage, security agreement, trust indenture or other material agreement or instrument to which such Person is a party or by which it is bound or to which any of its properties or assets is subject, except as would not materially and adversely affect the ability of, or timing for, Seller to consummate the transactions contemplated by this Agreement or the Transition Services Agreement.
     Section 4.5 Litigation.
     Except as identified in Section 4.5 of the Buyer Disclosure Letter, there are no Actions before any Governmental Authority or arbitration panel or tribunal pending or in progress or, to Knowledge of such Person, threatened, against such Person, or any of their respective Affiliates or any executive officer or director thereof, except as would not materially and adversely affect the ability of, or timing for, such Person to consummate the transactions contemplated by this Agreement or the Transition Services Agreement. Neither such Person nor any of its Affiliates are subject to any outstanding judgment, order, writ, injunction, decree or award entered in an Action to which such Person was a named party, except as would not materially and adversely affect the ability of, or timing for, such Person to consummate the transactions contemplated by this Agreement or the Transition Services Agreement.
     Section 4.6 Brokerage and Finders’ Fees.
     Neither such Person nor any of its Affiliates, or their respective members, stockholders, partners, directors, officers or employees, has incurred, or will incur any brokerage, finders’ or similar fee in connection with the transactions contemplated by this Agreement or the Transition Services Agreement.
     Section 4.7 Investment Representations.
               (a) Such Person is acquiring the Equity Interests to be acquired by it hereunder for its own account, solely for the purpose of investment and not with a view to, or for sale in connection with, any distribution thereof in violation of the federal securities laws or any applicable foreign or state securities law.
               (b) Such Person understands that the acquisition of the Equity Interests to be acquired by it pursuant to the terms of this Agreement involves substantial risk. Such Person and its officers have experience as an investor in securities and equity interests of companies such as the ones being transferred pursuant to this Agreement and acknowledges that it can bear the economic risk of its investment and has such knowledge and experience in financial or business matters that such Person is capable of evaluating the merits and risks of its investment in the Equity Interests to be acquired by it pursuant to the transactions contemplated hereby.
               (c) Such Person understands that the Equity Interests to be acquired by it hereunder have not been registered under the Securities Act on the basis that the sale provided for in this Agreement is exempt from the registration provisions thereof. Such Person acknowledges that such securities may not be transferred or sold except pursuant to the registration and other provisions of applicable securities laws or pursuant to an applicable exemption therefrom.
               (d) Such Person acknowledges that the offer and sale of the Equity Interests to be acquired by it in the transactions contemplated hereby has not been accomplished by the publication of any advertisement.
     Section 4.8 No Other Representations or Warranties.
     Except for the representations and warranties contained in this Article IV, neither such Person nor any other Person makes any other express or implied representation or warranty on behalf of such Person.
ARTICLE V
COVENANTS OF THE PARTIES
     Section 5.1 Consents and Approvals.
               (a) Upon the terms and subject to the conditions of this Agreement, each of the parties hereto agrees to use, and will cause its Affiliates to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary or advisable under Applicable Law to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable including the preparation and filing of all forms, registrations and notices required to be filed by such party in order to consummate the transactions contemplated by this Agreement and the taking of such actions as are necessary to obtain any approvals, consents, orders, exemptions or waivers of Governmental Authorities required to be obtained by such party in order to consummate the transactions contemplated by this Agreement. Each party shall promptly consult with the other with respect to, provide any necessary information with respect to, and provide copies of all filings made by such party with any Governmental Entity or any other information supplied by such party to a Governmental Entity in connection with this Agreement and the Transition Services Agreement and the transactions contemplated hereby and thereby.
               (b) If any objections are asserted with respect to the transactions contemplated by this Agreement or the Transition Services Agreement under any anti-competition Law or if any suit or proceeding is instituted or threatened by any Governmental Entity or any private party challenging any of the transactions contemplated by this Agreement or the Transition Services Agreement as violative of any anti-competition Law, each of Seller and Buyer shall use its reasonable best efforts to promptly resolve such objections. Notwithstanding anything to the contrary in this Agreement, none of Seller or any of its Affiliates shall have any obligation to hold separate or divest any property or assets of Seller or any of its Affiliates in connection with any such claim under anti-competition law. In furtherance of the foregoing, Buyer shall, and shall cause its Affiliates to, take all action, including agreeing to hold separate or to divest any of the businesses or properties or assets of Buyer or any of its Affiliates (including the Equity Interests) and to terminate any existing relationships and contractual rights and obligations, as may be required (i) by the applicable Governmental Entity in order to resolve such objections as such Governmental Entity may have to such transactions under any anti-competition Law or (ii) by any domestic or foreign court or other tribunal, in any action or proceeding brought by a private party or Governmental Entity challenging such transactions as violative of any anti-competition Law, in order to avoid the entry of, or to effect the dissolution, vacating, lifting, altering or reversal of, any order that has the effect of restricting, preventing or prohibiting the consummation of the transactions contemplated by this Agreement or the Transition Services Agreement. In addition, Buyer shall, and shall cause its Affiliates to, vigorously defend any action or proceeding brought by a private party or Governmental Entity challenging the transactions contemplated hereby or by the Transition Services Agreement as violative of any anti-competition Law, in order to avoid the entry of, or to effect the dissolution, vacating, lifting, altering or reversal of, any order that has the effect of restricting, preventing or prohibiting the consummation of the transactions contemplated by this Agreement or the Transition Services Agreement (including by pursuing any available appeal process).
     Section 5.2 Further Assurances.
     On and after the date hereof, Seller and Buyer shall cooperate and use their respective reasonable best efforts to take or cause to be taken all appropriate actions and do, or cause to be done, all things necessary or appropriate to consummate and make effective the transactions contemplated hereby, including the execution of any additional assignment or similar documents or instruments of transfer of any kind, the obtaining of consents which may be reasonably necessary or appropriate to carry out any of the provisions hereof and the taking of all such other actions as such party may reasonably be requested to take by the other party hereto from time to time, consistent with the terms of this Agreement and the Transition Services Agreement, in order to effectuate the provisions and purposes of this Agreement and the Transition Services Agreement and the transactions contemplated hereby and thereby. Included without limitation within the foregoing assurances is Seller’s agreement to take such further actions to evidence delivery to Buyer of title to the pipeline owned by the Jackson Pipeline Company in form and scope that is customary for properties of this type including obtaining at Seller’s cost an opinion of outside counsel confirming the reasonable nature of such title if such an opinion is deemed necessary in the joint opinion of Buyer and Seller. As further detailed in the Transition Services Agreement, Seller shall continue to receive, record and deposit receivables of the Entities and irrevocably instruct the Entities’ bank(s) to transfer all receipts to such bank and accounts as designated by Buyer in writing and to forward to Buyer all correspondence and invoices received by Seller that are directed to any of the Entities.
     Section 5.3 Employee Matters.
               (a) Subject to Section 5.3(b) and Section 5.3(c) below, on the date hereof (unless previously done), Seller shall give notice to all Affected Employees that the active participation of the Affected Employees in the Seller’s and Entities’ employee benefit plans, programs and arrangements (such plans, programs and arrangements, the “Seller Plans”) shall terminate on the date hereof, and the Entities shall terminate participation of Affected Employees in the Seller Plans as of the date hereof. In addition, Seller shall retain all Liabilities and assets that arise with respect to current and former employees of the Entities by virtue of their employment with the Sellers or their Affiliates prior to the date hereof, including without limitation under the Pension Plan for Employees of Consumers Energy and Other CMS Energy Companies.
               (b) As of the date hereof, Buyer shall cause the Entities to continue to employ all of the Affected Employees for a period of at least six (6) months from and after the date hereof.
               (c) With respect to those employee benefit plans of Buyer or its Affiliates (“Buyer Plans”) in which Affected Employees may participate on or after the date hereof, Buyer shall, and shall cause the Entities to, credit prior service of the Affected Employees with the Entities or other Affiliates of Seller for purposes of eligibility and vesting under Buyer Plans and for all purposes with respect to vacation, sick days and severance under such Buyer Plans. Affected Employees shall also be given pro rata credit for any deductible or co-insurance payment amounts payable in respect of the Buyer Plan year in which the date hereof occurs, to the extent that, following the date hereof, they participate in any Buyer Plan during such plan year for which deductibles or co-payments are required.
               (d) Buyer and the Entities shall be responsible for all Liabilities and obligations under the Worker Adjustment and Retraining Notification Act and similar foreign, state and local rules, statutes and ordinances resulting from the actions of Buyer and the Entities after the date hereof
               (e) CMS Energy Corporation or its Affiliates shall retain all assets that are accumulated as of date hereof under Financial Accounting Standards Board Statement 106 (and deposited in various VEBA accounts and 401(h) accounts of Seller or its Affiliates). Further, Seller or its Affiliates shall retain the liability for post-employment benefits other than pensions (“PBOPs”) for the benefit of former employees of the Entities who are retirees of the Entities as of the date hereof, and Affected Employees who are eligible to retire and qualified for benefits under PBOPs as of the date hereof, and Seller or its Affiliates shall retain the responsibility for providing post-retirement benefits to such employees pursuant to the eligibility requirements of the Seller Plans. It is the intent of the parties that Buyer shall have no obligation whatsoever with respect to pension or any other post-employment benefits that any employee of the Entities, whether current or retired, is entitled to as a result of employment with the Entities or its Affiliates prior to the date hereof.
     Section 5.4 Tax Covenants.
               (a) Tax Return Filings, Refunds, and Credits.

                    (i) Seller shall timely prepare and file (or cause such preparation and filing) with the appropriate Tax authorities all Tax Returns (including any Consolidated Income Tax Returns) with respect to the Entities for Tax periods that end on or before the Cut-off Date (the “Seller Returns”), and will pay (or cause to be paid) all Taxes due with respect to the Seller Returns. The taxes shown on the Tax Returns shall be correct and complete insofar as the Entities are concerned.
                    (ii) Buyer shall timely prepare and file (or cause such preparation and filing) with the appropriate Tax authorities all Tax Returns (the “Straddle Period Returns”) with respect to the Entities for all Tax periods ending after the Cut-off Date that include the Cut-off Date (the “Straddle Period”). All Straddle Period Returns shall be prepared in accordance with past practice. Buyer shall provide Seller with copies of any Straddle Period Returns at least forty-five (45) days prior to the due date thereof (giving effect to any extensions thereto), accompanied by a statement (the “Straddle Statement”) setting forth and calculating in reasonable detail the Pre-Cut-off Taxes as defined below. If Seller agrees with the Straddle Period Return and Straddle Statement, Seller shall pay to Buyer (or Buyer shall pay to Seller, if appropriate) an amount equal to the Pre-Cut-off Taxes as shown on the Straddle Statement not later than two (2) Business Days before the due date (including any extensions thereof) for payment of Taxes with respect to such Straddle Period Return. If, within fifteen (15) days of the receipt of the Straddle Period Return and Straddle Statement, Seller notifies Buyer that it disputes the manner of preparation of the Straddle Period Return or the amount calculated in the Straddle Statement, then Buyer and Seller shall attempt to resolve their disagreement within the five (5) days following Seller’s notification or Buyer of such disagreement. If Buyer and Seller are unable to resolve their disagreement, the dispute shall be submitted to a mutually agreed upon nationally recognized independent accounting firm, whose expense shall be borne equally by Buyer and Seller, for resolution, if possible, within twenty (20) days of such submission. If the parties have not agreed on an independent accounting firm within fifteen days following Seller’s notification of Buyer of such disagreement, on the request of any party such independent accounting firm shall be appointed by the ICC Centre. Any independent accounting firm appointed by the ICC Centre shall be an impartial and disinterested senior partner in an internationally recognized accounting firm. The decision of such accounting firm with respect to such dispute shall be binding upon Buyer and Seller, and Seller shall pay to Buyer (or Buyer shall pay to Seller, if appropriate) an amount equal to the Pre-Cut-off Taxes as decided by such accounting firm not later than two (2) Business Days before the due date (including any extensions thereof) for payment of Taxes with respect to such Straddle Period Return.
                    (iii) From and after the Cut-off Date, Buyer and its Affiliates (including the Entities) will not file any amended Tax Return, carryback claim, or other adjustment request with respect to the Entities for any Tax period that includes or ends on or before the Cut-off Date unless Seller consents in writing; provided, however, that with respect to any Straddle Period Return, such consent shall not be unreasonably withheld, provided Buyer has made arrangements to the reasonable satisfaction of Seller to make Seller whole for any detriment or cost incurred (or to be incurred) by Seller as a result of such amended Tax Return, carryback claim or other adjustment request.
                    (iv) For purposes of this Agreement, in the case of any Taxes of the Entities that are payable with respect to any Straddle Period, the portion of any such Taxes that constitutes “Pre-Cut-off Taxes” shall be the excess of (A) (i) in the case of Taxes that are either (x) based upon or related to income or receipts or (y) imposed in connection with any sale, transfer or assignment or any deemed sale, transfer or assignment of property (real or personal, tangible or intangible) be deemed equal to the amount that would be payable if the Tax period ended on the Cut-off Date and (ii) in the case of Taxes (other than those described in clause (i)) imposed on a periodic basis with respect to the business or assets of the Entities, be deemed to be the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding Tax period) multiplied by a fraction the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Cut-off Date and the denominator of which is the number of calendar days in the entire Straddle Period over (B) any prepayment or advances of Taxes or any payments of estimated Taxes with respect to the Straddle Period. For purposes of clause (i) of the preceding sentence, any exemption, deduction, credit or other item that is calculated on an annual basis shall be allocated to the portion of the Straddle Period ending on the Cut-off Date on a pro rata basis determined by multiplying the total amount of such item allocated to the Straddle Period by a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Cut-off Date and the denominator of which is the number of calendar days in the entire Straddle Period. Pre-Cut-off Taxes include any Taxes attributable to a Person that is treated as a partnership for federal income tax purposes as if such Person allocated Tax items to its partners in a manner consistent with this Section 5.4(b)(iv). In the case of any Tax based upon or measured by capital (including net worth or long-term debt) or intangibles, any amount thereof required to be allocated under this Section 5.6(b)(iv) shall be computed by reference to the level of such items on the Cut-off Date. The parties hereto will, to the extent permitted by Applicable Law, elect with the relevant Tax authority to treat a portion of any Straddle Period as a short taxable period ending as of the close of business on the Cut-off Date. For purposes of this Agreement, “Post-Cut-off Taxes” shall include any Taxes of the Entities that are payable with respect to a Straddle Period, except for the portion of any such Taxes that constitutes Pre-Cut-off Taxes. For avoidance of doubt, Michigan property taxes shall be prorated using the “statutory” method.
                    (v) Seller and Buyer shall reasonably cooperate in preparing and filing all Tax Returns with respect to the Entities, including maintaining and making available to each other all records reasonably necessary in connection with Taxes of the Entities and in resolving all disputes and audits with respect to all Tax periods relating to Taxes of the Entities.
                    (vi) For a period of seven (7) years after the Cut-off Date, the Seller and its Representatives shall have reasonable access to the books and records (including the right to make extracts thereof) of the Entities to the extent that such books and records relate to Taxes and to the extent that such access may reasonably be required by Seller in connection with matters relating to or affected by the operation of the Entities prior to the Cut-off Date. Such access shall be afforded by Buyer upon receipt of reasonable advance notice and during normal business hours. If Buyer shall desire to dispose of any of such books and records prior to the expiration of such seven-year period, Buyer shall, prior to such disposition, give Seller a reasonable opportunity, at Seller’s expense, to segregate and remove such books and records as Seller may select.
                    (vii) If an Indemnified Party actually receives a refund or credit or other reimbursement with respect to Taxes for which it would be indemnified under this Agreement, the Indemnified Party shall pay over such refund or credit or other reimbursement to the Indemnifying Party.
                    (viii) Buyer shall not, and shall cause the Entities to not, make, amend or revoke any Tax election if such action would reasonably be expected to adversely affect any of Seller or its Affiliates with respect to any Tax period ending on or before the Cut-off Date or for the Pre-Cut-off portion of any Straddle Period or any Tax refund or credit with respect thereto.
                    (ix) For purposes of this Agreement a “Consolidated Income Tax Return” is any income Tax Return filed with respect to any consolidated, combined, affiliated or unified group provided for under Section 1501 of the Code and the Treasury Regulations under Section 1502 of the Code, or any comparable provisions of Applicable Law, other than any income Tax Return that includes only any one of the Entities.
               (b) Indemnity for Taxes.
                    (i) Seller hereby agrees to indemnify the Buyer and its Affiliates against and hold them harmless from all liability for (i) all Taxes imposed on the Entities with respect to Tax periods ending on or before the Cut-off Date, (ii) Pre-Cut-off Taxes with respect to any Straddle Period, and (iii) all Taxes that are attributable to Seller or any member (other than the Entities) of an affiliated, consolidated, combined or unitary Tax group of which at least one of the Entities was a member prior to the Cut-off Date that is imposed under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Tax law) by reason of the Entities being included in any such Tax group.
                    (ii) Buyer hereby agrees to indemnify Seller and its Affiliates against and hold them harmless from all liability for (A) all Taxes of the

Entities with respect to all Tax periods beginning after the Cut-off Date, (B) Post-Cut-off Taxes with respect to any Straddle Period, and (C) Transfer Taxes.
                    (iii) The obligation of Seller to indemnify and hold harmless Buyer, on the one hand, and the obligations of Buyer to indemnify and hold harmless Seller, on the other hand, pursuant to this Section 5.4, shall terminate upon the expiration of the applicable statutes of limitations with respect to the Tax Liabilities in question (giving effect to any waiver, mitigation or extension thereof).
                    (iv) Any indemnification obligation under this Section 5.4(b) which relates to one of the Entities that is not wholly owned by Seller shall be reduced pro rata to reflect the elimination of the amount of Tax liability equivalent to the third-party’s ownership percentage in such Entity.
               (c) Certain Payments. Buyer and Seller agree to treat (and cause their Affiliates to treat) any payment under this Section 5.4 as an adjustment to the Purchase Price for all Tax purposes.
               (d) Contests.
                    (i) After the Cut-off Date, Seller and Buyer each shall notify the other party in writing within ten (10) days of the commencement of any Tax audit or administrative or judicial proceeding affecting the Taxes of any of the Entities that, if determined adversely to the taxpayer (the “Tax Indemnified Party”) or after the lapse of time would be grounds for indemnification under this Section 5.4 by the other party (the “Tax Indemnifying Party” and a “Tax Claim”). Such notice shall contain factual information describing any asserted Tax liability in reasonable detail and shall include copies of any notice or other document received from any Tax authority in respect of any such asserted Tax liability. Failure to give such notification shall not affect the indemnification provided in this Section 5.4 except to the extent the Tax Indemnifying Party shall have been prejudiced as a result of such failure (except that the Tax Indemnifying Party shall not be liable for any expenses incurred during the period in which the Tax Indemnified Party failed to give such notice). Thereafter, the Tax Indemnified Party shall deliver to the Tax Indemnifying Party, as promptly as possible but in no event later than ten (10) days after the Tax Indemnified Party’s receipt thereof, copies of all relevant notices and documents (including court papers) received by the Tax Indemnified Party.
                    (ii) In the case of an audit or administrative or judicial proceeding involving any asserted liability for Taxes relating to any Taxable years or periods ending on or before the Cut-off Date or any Straddle Period, Seller shall have the right, at its expense, to control the conduct of such audit or proceeding; provided, however, that (A) with respect to Straddle Periods, Seller shall keep Buyer reasonably informed with respect to the status of such audit or proceeding and provide Buyer with copies of all written correspondence with respect to such audit or proceeding in a timely manner and (B) if such audit or proceeding would be reasonably expected to result in a material increase in Tax liability of the Entities for which Buyer would be liable under this Section 5.6, Buyer may participate in the conduct of such audit or proceeding at its own expense.
                    (iii) In the case of an audit or administrative or judicial proceeding involving any asserted liability for Taxes relating to any Taxable years or periods beginning after the Cut-off Date, Buyer shall have the right, at its expense, to control the conduct of such audit or proceeding.
                    (iv) Buyer and Seller shall reasonably cooperate in connection with any Tax Claim, and such cooperation shall include the provision to the Tax Indemnifying Party of records and information which are reasonably relevant to such Tax Claim and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.
               (e) Transfer and Similar Taxes. Notwithstanding any other provisions of this Agreement to the contrary, all sales, use, transfer, gains, stamp, duties, recording and similar Taxes (collectively, “Transfer Taxes”) incurred in connection with the transactions contemplated by this Agreement shall be borne by Buyer, and Buyer shall accurately file all necessary Tax Returns and other documentation with respect to Transfer Taxes and timely pay all such Transfer Taxes. If required by Applicable Law, Seller will join in the execution of any such Return. Buyer shall provide copies of any Tax Returns with respect to Transfer Taxes to Seller no later than fifteen (15) days after the due dates of such Tax Returns.
               (f) Termination of Tax Sharing Agreements. On or prior to the Cut-off Date, Seller shall cause all Tax sharing agreements between the Seller or any of its Affiliates (as determined immediately after the Cut-off Date) on the one hand, and the Entities on the other hand, to be terminated, and all obligations thereunder shall be settled, and no additional payments shall be made under any provisions thereof after the Cut-off Date.
               (g) Special Rule. For purposes of applying this Section 5.4, when applying the definitions “Pre-Cut-off Taxes,” “Post-Cut-off Taxes,” and “Straddle Period,” the term “Cut-off Date” as used in such definitions shall mean December 31, 2006.
     Section 5.5 Maintenance of Insurance Policies.
               (a) Seller and Buyer agree that Casualty Insurance Claims relating to the businesses of the Entities (including reported claims and including incurred but not reported claims) will remain with the Entities immediately following the consummation of the transaction contemplated in this Agreement. For purposes hereof, “Casualty Insurance Claims” shall mean workers’ compensation, auto liability, general liability and products liability claims and claims for damages caused to the facilities of the Entities generally insured under all risk, real property, boiler and mechanical breakdown insurance coverage which are disclosed on Section 5.6(a) of the Seller Disclosure Letter. The Casualty Insurance Claims are subject to the provisions of policies of insurance with insurance carriers and contractual arrangements with insurance adjusters maintained by Seller or its Affiliates prior to the date hereof (collectively, the “Insurance Policies”). With respect to the Casualty Insurance Claims, the following procedures shall apply: (i) Seller or its Affiliates shall continue to administer, adjust, settle and pay, on behalf of the Entities, all Casualty Insurance Claims with dates of occurrence prior to the date of hereof and (ii) Seller shall invoice Buyer at the end of each month for Casualty Insurance Claims paid on behalf of the Entities by Seller. In the event that Buyer does not pay, or cause to be paid, to Seller such amount due within fifteen (15) days of such invoice, interest at the rate of ten percent (10%) per annum shall accrue on the amount of such invoice. Casualty Insurance Claims to be paid by Seller hereunder shall include all costs necessary to settle claims including compensatory, medical, legal and other allocated expenses. In the event that any Casualty Insurance Claims exceeds a deductible or self-insured retention under the Insurance Policies, Seller shall be entitled to the benefit of any insurance proceeds that may be available to discharge any portion of such Casualty Insurance Claim.
               (b) Seller makes no representation or warranty with respect to the applicability, validity or adequacy of any Insurance Policies, and Seller shall not be responsible to Buyer or any of its Affiliates for the failure of any insurer to pay under any such Insurance Policy.
               (c) Nothing in this Agreement is intended to provide or shall be construed as providing a benefit or release to any insurer or claims service organization of any obligation under any Insurance Policies. Seller and Buyer confirm that the sole intention of this Section 5.6 is to divide and allocate the benefits and obligations under the Insurance Policies between them as of the date hereof and not to effect, enhance or diminish the rights and obligations of any insurer or claims service organization thereunder. Nothing herein shall be construed as creating or permitting any insurer or claims service organization the right of subrogation against Seller or Buyer or any of their Affiliates in respect of payments made by one to the other under any Insurance Policy.
               (d) If Buyer requests a copy of an Insurance Policy relating to a pending or threatened Casualty Insurance Claim, Seller shall provide a copy of all relevant insurance policies which insure such Casualty Insurance Claims within five (5) Business Days, provided, that if Seller cannot provide such policy within five (5) days after exercising reasonable best efforts to locate such policy, Seller shall continue to exercise its reasonable best efforts to provide such policy to Buyer as soon as possible thereafter.

     Section 5.6 Transfers of Title and Possession of Assets of Entities.
     In those cases where a Material Contract, deed, easement, Permit, right of way or other asset was entered into or acquired for the benefit of one of the Entities or its business by any person other than one of the Entities, including an Affiliate of one of the Entities, and the rights and obligations of such Material Contract, deed, easement, Permit or other asset have not been assigned to one of the Entities as of the date hereof, Seller will use its reasonable best efforts at its reasonable expense to ensure that such assignments are made as soon as reasonably practicable.
     Section 5.7 Preservation of Records.
               (a) Buyer agrees that it shall, at its own expense, preserve and keep the records held by it relating to the respective businesses of the Entities that could reasonably be required after the consummation of the transaction contemplated in this Agreement by Seller for the time periods required pursuant to the applicable document retention program in effect on the date hereof (a copy of which has been provided to Buyer); provided, however, that upon expiration of such period, as applicable, Buyer shall give written notice to Seller if it or the custodian of such books and records proposes to destroy or dispose of the same. Seller shall have the opportunity for a period of thirty (30) days after receiving such notice to elect to have some or all of such books and records delivered, at Seller’s expense and risk, to a location chosen by Seller. In addition, Buyer shall make such records available to Seller as may reasonably be required by Seller in connection with, among other things, any insurance claim, legal proceeding or governmental investigation relating to the respective businesses of Seller and its Affiliates, including the Entities. Seller agrees to maintain the confidentiality of all information provided by Buyer or the Entities hereunder during the time periods provided for in this Section.
               (b) Seller agrees that it shall, at its own expense, preserve and keep the records held by it relating to the respective business of the Entities which are contained in the records of Seller or its Affiliates that could reasonably be required after the consummation of the transaction contemplated by this Agreement by Seller for the time periods required pursuant to the applicable document retention program in effect on the date hereof. In addition, Seller shall make such records available to Buyer as may reasonably be required by Buyer in connection with, among other things, any insurance claim, legal proceeding or governmental investigation relating to the Entities.
     Section 5.8 Public Statements.
     No public or private release, announcement or regulatory filing concerning the transactions contemplated hereby shall be issued by any of the parties without the prior consent of the other parties (which consent shall not unreasonably withheld), except for such press release, announcement or regulatory filing as is required by law, court process or stock exchange rule to be made by the party proposing to issue the same, in which case such party shall use its reasonable best efforts to consult in good faith with the other party prior to the issuance of any such press release, announcement or filing.

     Section 5.9 Use of Corporate Name; Transitional Use of Seller’s Name.
     Promptly after the consummation of the transaction contemplated hereby, Buyer shall cause each of the Entities to make any necessary legal filings with the appropriate Governmental Authorities to register the change in their corporate names to names that do not include “CMS”. Buyer and its Affiliates shall hold harmless and indemnify Seller and any of its Affiliates against all Damages resulting from or arising in connection with the use by Buyer or any of its Affiliates of the “CMS” name as provided in this Section 5.11.
     Section 5.10 Release of Guarantees.
     Unless previously done, Buyer shall, as soon as reasonably practicable, either (a) arrange for substitute letters of credit, guarantees and other obligations on commercially reasonable terms to replace in all respects the indemnities, performance bonds, performance guarantees, other guaranty obligations, letters of credit and other similar arrangements of Seller or its Affiliates (collectively, the “Released Parties”) in favor of any of the Entities (collectively, “Guarantees” as further disclosed in Section 5.10 of the Seller Disclosure Letter) or (b) assume all obligations under each such Guarantee, obtaining from the creditor or other counter-party a full release of the Released Parties. As soon as reasonably practicable, Buyer shall terminate, or cause Buyer or one of its Affiliates to be substituted in all respects for the Released Parties in respect of, all obligations of the Released Parties under any such Guarantee. Buyer shall, to the extent the beneficiary or counter-party under any Guarantee refuses to accept such a substitute letter of credit, (i) obtain a letter of credit on behalf of Buyer and (ii) indemnify and hold harmless the Released Parties for any Losses arising from payments under such Guarantees that relate to events or circumstances arising after the date hereof. To the extent that any Released Party has performance obligations under any such Guarantee, Buyer shall (i) perform such obligations on behalf of such Released Party or (ii) otherwise take such action as reasonably requested by Seller so as to put such Released Party in the same position as if Buyer, and not such Released Party, had performed or was performing such obligations.
     Section 5.11 Confidentiality.
     Each of Buyer and Seller will hold, and will cause its Representatives to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of Law, all confidential documents and information concerning the Entities furnished to Buyer in connection with the transactions contemplated by this Agreement, except to the extent that such information can be shown to have been (i) previously known on a non-confidential basis by Buyer or Seller, (ii) in the public domain through no fault of Buyer or Seller or (iii) later lawfully acquired by Buyer or Seller from sources other than the the other party; provided that Buyer may disclose such information to its Representatives in connection with the transactions contemplated by this Agreement so long as such Persons are informed by Buyer of the confidential nature of such information and are directed by Buyer to treat such information confidentially. The obligation of each of Buyer and Seller to hold any such information in confidence shall be satisfied if it exercises the same care with respect to such information as it would take to preserve the confidentiality of their own similar information.
ARTICLE VI
SURVIVAL; INDEMNIFICATION
     Section 6.1 Survival.
               (a) All representations and warranties contained herein shall survive for a period of twelve (12) months following the date hereof except for the representations and warranties of Seller set forth in Sections 3.1, 3.2, and 3.3, and of Buyer in Sections 4.1 and 4.2, which shall survive indefinitely and those in Section 3.15 which shall survive for the applicable statutes of limitation periods referred to therein (such periods set forth above are referred to herein as the relevant “Indemnity Period”). The parties intend to shorten the statute of limitations and agree that no claims or causes of action may be brought against Seller, Buyer or any of their respective directors, officers, employees, Affiliates, controlling persons, agents or Representatives based upon, directly or indirectly, any of the representations and warranties contained in this Agreement after the Indemnity Period; provided that if a written notice of claim for indemnification is made during the applicable Indemnity Period in accordance with this Article VIII, such claim shall survive until its resolution.
               (b) All covenants and agreements contained herein that by their terms are to be performed in whole or in part, or which prohibit actions, subsequent to the date hereof, shall survive the consummation of the transaction contemplated hereby in accordance with their terms.
               (c) Seller hereby covenants that CMS Enterprises Company shall maintain a consolidated net worth of at least $10,000,000 for a period of twelve (12) months following the date hereof.
     Section 6.2 Indemnification.
               (a) Subject to the limitations set forth in this Article VI, subsequent to the consummation of the transaction contemplated hereby, Seller shall indemnify, defend, save and hold harmless Buyer and its Affiliates, their respective successors and permitted assigns, and their officers and directors (collectively, the “Buyer Indemnified Parties”), from and against any and all Damages incurred by a Buyer Indemnified Party arising out of, resulting from or incurred in connection with:
                    (i) any breach or inaccuracy of any representation or warranty of Seller contained in this Agreement, in each case, when made or deemed made; and
                    (ii) any breach in any material respect by Seller of any covenant or agreement contained in this Agreement.

                    (b) Subject to the limitations set forth in this Article VI, subsequent to the consummation of the transaction contemplated by this Agreement, Buyer shall indemnify, defend, save and hold harmless Seller and its Affiliates, their respective successors and permitted assigns, and their officers and directors (collectively, the “Seller Indemnified Parties”) from and against any and all Damages to the extent incurred by the Seller Indemnified Party arising out of, resulting from or incurred in connection with:
                    (i) any breach or inaccuracy of any representation or warranty of such Buyer contained in this Agreement, in each case, when made or deemed made. For the avoidance of doubt, it is expressly understood that each of Lucid and Michigan Pipeline and Processing, LLC shall be severally, and not jointly, liable for Damages incurred by a Seller Indemnified Party as a result of a breach or inaccuracy of any representation or warranty made by such Person or for the breach of confidentiality obligations governed by Section 5.15 and, as a result, a Seller Indemnified Party shall not be entitled to make a Claim, seek contribution, assert joint and several liability or otherwise seek indemnification against the other Buyer based on such breach or inaccuracy or breach of confidentiality obligations; and
                    (ii) any breach in any material respect by Buyer of any covenant or agreement contained in this Agreement.
                    (c) Any Person providing indemnification pursuant to the provisions of this Section 6.2 is referred to herein as an “Indemnifying Party,” and any Person entitled to be indemnified pursuant to the provisions of this Section 6.2 is referred to herein as an “Indemnified Party.”
                    (d) Seller’s indemnification obligations contained in Section 6.2(a)(i) shall not apply to any Claim for Damages unless and until the aggregate of all such Damages exceeds $300,000 (the “Threshold Amount”), in which event Seller’s indemnity obligation contained in Section 6.2(a)(i) shall apply to all Claims for Damages in excess of the Threshold Amount, subject to a maximum liability to Seller, in the aggregate, of $5,000,000 (the “Cap Amount”); provided, however, that any Claims for Damages for breach of the representations and warranties set forth in Section 3.1, Section 3.2 and Section 3.3, shall not be subject to the Threshold Amount, Cap Amount or Minimum Claim Amount (as defined below). Damages relating to any single breach or series of related breaches of Seller’s representations and warranties shall not constitute Damages, and therefore shall not be applied towards the Threshold Amount or be indemnifiable hereunder, unless such Damages relating to any single breach or series of related breaches exceed $25,000 (the “Minimum Claim Amount”).
                    (e) Buyer’s indemnification obligations contained in Section 6.2(b)(i) shall not apply to any Claim for Damages unless and until the aggregate of all such Damages equals the Threshold Amount, in which event Buyer’s indemnification obligation contained in Section 862(b)(i) shall apply to all Claims for Damages in excess of the Threshold Amount, subject to a maximum liability to the

Buyer, in the aggregate, of the Cap Amount. Damages relating to any single breach or series of related breaches of Buyer’s representations and warranties shall not constitute Damages, and therefore shall not be applied towards the Threshold Amount or be indemnifiable hereunder, unless such Damages relating to any single breach or series of related breaches exceed the Minimum Claim Amount.
               (f) The indemnification obligations of each party hereto under this Section 6.2 shall inure to the benefit of the Buyer Indemnified Parties and Seller Indemnified Parties, and such Buyer Indemnified Parties and Seller Indemnified Parties shall be obligated to keep and perform the obligations imposed on an Indemnified Party by this Section 6.2, on the same terms as are applicable to such other party.
               (g) In all cases in which a Person is entitled to be indemnified in accordance with this Agreement, such Indemnified Party shall be under a duty to take all commercially reasonable measures to mitigate all losses.
               (h) Notwithstanding any other provision of this Agreement, claims for indemnification with respect to Tax matters shall be governed by the provisions of Section 5.4 and claims for Environmental matters shall be governed by Section 6.6 of this Agreement, but in each such case the indemnification obligations for each party hereto shall remain subject to the remaining provisions of Section 6.2 including without limitation the application of the Cap Amount, Threshold Amount and Minimum Claim Amount.
               (i) Notwithstanding any other provision of this Agreement, in no event shall any Indemnified Party be entitled to indemnification pursuant to this Article VI to the extent any Damages were attributable to such Indemnified Party’s own gross negligence or willful misconduct.
               (j) The remedies provided in this Article VI shall be deemed the sole and exclusive remedies of the parties, from and after the date hereof, with respect to this Agreement and the transactions contemplated hereby.
     Section 6.3 Calculation of Damages.
               (a) The amount of any Damages suffered by any party hereto shall be reduced by (i) any amount that is reserved for sums held in reserve in respect of the indemnifiable event on the balance sheet of the Entities, as applicable, as of December 31, 2006 to the extent such Damages are suffered by a Buyer Indemnified Party, or (ii) any amount that an Indemnified Party is entitled to receive with respect thereto under any third party insurance coverage or from any other party alleged to be responsible therefor.
               (b) If an Indemnified Party makes a claim for indemnification under this Article VI, the Indemnified Party shall use its reasonable best efforts to collect any amounts available under such insurance coverage and from such other party alleged to have responsibility. If an Indemnified Party receives an amount under insurance coverage or from such other party with respect to Damages at any time subsequent to any indemnification provided by Seller or Buyer, as the case may be, pursuant to this Article VI, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by the Indemnifying Party in connection with providing such indemnification up to such amount received by the Indemnified Party, but net of any expenses incurred by the Indemnified Party in collecting such amount. To the extent the Indemnifying Party makes any indemnification payment pursuant to this Article VII in respect of Damages for which an Indemnified Party has a right to recover against a third party (including an insurance company), the Indemnifying Party shall be subrogated to the right of the Indemnified Party to seek and obtain recovery from such third party; provided, however, that if the Indemnifying Party shall be prohibited from such subrogation, the Indemnified Party shall seek recovery from such third party on the Indemnifying Party’s behalf and pay any such recovery to the Indemnifying Party net of expenses.
     Section 6.4 Procedures for Third-Party Claims.
     The obligations of any Indemnifying Party to indemnify any Indemnified Party under this Article VI with respect to Claim for Damages by third parties (including Governmental Entities) (a “Third-Party Claim”), shall be subject to the following terms and conditions:
               (a) The Indemnified Party shall give the Indemnifying Party written notice of any such Third-Party Claim reasonably promptly after learning of such Third-Party Claim, and the Indemnifying Party may, at its option, undertake the defense thereof by Representatives of its own choosing and reasonably acceptable to the Indemnified Party, and shall provide written notice of any such undertaking to the Indemnified Party. Failure to give prompt written notice of a Third-Party Claim hereunder shall not affect the Indemnifying Party’s obligations under this Article VI, except to the extent that the Indemnifying Party is actually prejudiced by such failure to give prompt written notice. The Indemnified Party shall, and shall cause its employees and Representatives to, cooperate reasonably with the Indemnifying Party in connection with the settlement or defense of such Third-Party Claim and shall provide the Indemnifying Party with all available information and documents concerning such Third-Party Claim. The Indemnifying Party shall provide the Indemnified Party with copies of all non-privileged communications and other information in respect of the Third-Party Claim. If the Indemnifying Party, within thirty (30) days after written notice of any such Third-Party Claim, fails to assume the defense of such Third-Party Claim, or, after assuming defense, negligently fails to defend and fails to call after reasonable written notice of the same, the Indemnified Party against whom such Third-Party Claim has been made shall (upon further written notice to the Indemnifying Party) have the right to undertake the defense, compromise or settlement of such Third-Party Claim on behalf of and for the account and risk, and at the expense, of the Indemnifying Party, subject to the right of the Indemnifying Party to assume the defense of such Third-Party Claim at any time prior to settlement, compromise or final determination thereof upon written notice to the Indemnified Party.

               (b) Anything in this Section 6.4 to the contrary notwithstanding, (i) the Indemnified Party shall not settle a Third-Party Claim for which it is indemnified without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed and (ii) the Indemnifying Party shall not enter into any settlement or compromise of any action, suit or proceeding, or consent to the entry of any judgment for relief other than monetary damages to be borne by the Indemnifying Party, without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed.
     Section 6.5 Procedures for Inter-Party Claims.
     In the event that an Indemnified Party determines that it has a Claim for Damages against an Indemnifying Party hereunder (other than as a result of a Third-Party Claim), the Indemnified Party shall give reasonably prompt written notice thereof to the Indemnifying Party, specifying the amount of such Claim and any relevant facts and circumstances relating thereto, and such notice shall be promptly given even if the nature or extent of the Damages is not then known. The notification shall be subsequently supplemented within a reasonable time as additional information regarding the Claim or the nature or extent of Damages resulting therefrom becomes available to the Indemnified Party. Any failure to give such reasonably prompt notice or supplement thereto or to provide any such facts and circumstances will not waive any rights of the Indemnified Party, except to the extent that the rights of the Indemnifying Party are actually materially prejudiced thereby. The Indemnified Party and the Indemnifying Party shall attempt to negotiate in good faith for a thirty-day (30-day) period regarding the resolution of any disputed Claims for Damages. If for any reason, such dispute cannot be resolved by negotiation, on the request of any party it shall be resolved by arbitration in accordance with Section 9.8 herein. Promptly following the final determination of the amount of any Damages claimed by the Indemnified Party, the Indemnifying Party, subject to the limitations of the Minimum Claim Amount, Threshold Amount and the Cap Amount, shall pay such Damages to the Indemnified Party by wire transfer of immediately available funds.
          Section 6.6 Special Indemnification Provision Relating to Environmental Matters.
               (a) Buyer shall indemnify and hold the Seller harmless from all Damages arising in any way from the matters disclosed in Section 6.6(a) of the Seller Disclosure Letter. This includes, without limitation, all Damages arising from non-compliance with, or remediation under, any Environmental Law that arise out of actions or omissions that occurred before the date hereof and that have been disclosed to Buyer in Section 6.6(a) of the Seller Disclosure Letter. It is further agreed that nothing herein shall be deemed to require Seller to pursue any insurance or other third party claims, or, if received, to pay over any insurance or other third party proceeds to Buyer, in connection with the foregoing matters.

               (b) Buyer shall indemnify and hold the Seller harmless from all Damages resulting from non-compliance with, or remediation under, any Environmental Law that arise out of actions or omissions that occur after the date hereof.
               (c) Seller shall indemnify and hold Buyer harmless from all Damages under any Environmental Law that arise out of actions or omissions that occurred before the date hereof but were not disclosed in the Seller Disclosure Letter, if they relate to matters as to which written notification is given by Buyer to Seller during a period ending one year after the date hereof.
     To the extent, if any, that Seller may have responsibility for responding to any non-compliance or requirement for remediation under any Environmental Law with respect to a period for which it has indemnification obligations hereunder, Buyer shall reasonably cooperate with environmental response activities of Seller on the property of the Entities being transferred pursuant to this Agreement. Buyer shall ensure that Seller has reasonable access at all such times to investigate, monitor, and remediate said property, and to install, operate, and maintain facilities for the containment or treatment of the soil and groundwater, and to perform other environmental remediation and response activities, which shall not unreasonably interfere with the business of the Buyer or the Entities. In the event of an environmental remediation with respect to a period for which Seller may have indemnification obligations hereunder, Seller may elect to perform a cleanup in accordance with applicable industrial cleanup standards or (if applicable at the time of cleanup) commercial III or IV cleanup standards under the Michigan Natural Resources and Environmental Protection Act, Part 201 (Part 201), or similar standards which may be allowed under Michigan law in the future. In connection with such a cleanup, Buyer agrees to impose restrictions upon future use of the property, if required, including the restrictions required under Mich. Comp. Laws § 324.20120a(1)(b) or (d). These may be included in a declaration of restrictive covenants, in the form approved by the Michigan Department of Environmental Quality, and which must be signed by Buyer and filed with the Register of Deeds. By way of example and not of limitation, these may include restrictions on site uses to commercial or industrial uses consistent with the cleanup standards, restrictions on groundwater use, and provisions for appropriate management of soils in accordance with the requirements of Part 201, provided, however, (i) Seller shall conduct any and all such investigation, monitoring, and remediation in compliance with applicable Environmental Laws; (ii) cleanup standards or cleanup criteria applicable to any remedial action by Seller at the property shall not be in any way inconsistent with current use of the subject property or expansion of uses of a similar nature at the property; (iii) no restrictions, declarations or covenants to be imposed on the subject property or recorded in the public registry shall be in any way inconsistent with current use of the subject property or expansion of uses of a similar nature at the property; and (iv) reasonable efforts shall be made to minimize the applicable area for any restrictions, declarations or covenants to be imposed on the subject property or recorded in the public registry by limiting them to portions of the property that are subject to such remedial actions.

     In regard to the matters covered by this Section 6.6, each party shall at all times act reasonably so as to avoid unnecessarily exposing the other party to liability under this Section 6.6 or to otherwise unnecessarily cause the other party to incur costs or expenses.
ARTICLE VII
MISCELLANEOUS PROVISIONS
     Section 7.1 Interpretation.
               (a) Unless the context of this Agreement otherwise requires, (a) words of any gender include the other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; (d) the terms “Article,” “Section” and “Exhibit” refer to the specified Article, Section and Exhibit of this Agreement, respectively; and (e) “including,” shall mean “including, but not limited to”; and (v) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties (whether real or personal). Unless otherwise expressly provided, any agreement, instrument, law or regulation defined or referred to herein means such agreement, instrument, law or regulation as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of a law or regulation) by succession of comparable successor law and includes (in the case of agreements or instruments) references to all attachments thereto and instruments incorporated therein.
               (b) For purposes of Article III and all covenants and obligations of Seller hereunder including indemnification obligations of Article VI, all representations, warranties, covenants and obligations made by Seller shall be deemed to be jointly and severally made by each Seller entity.
               (c) For purposes of Article V, in the event that Seller shall be obligated to cause, or use its reasonable best efforts to cause, an Affiliate over which it does not have voting control to act or not act, directly or indirectly through the exercise of equity voting rights or contractual and other rights, it shall be obligated to exercise all of its contractual and other rights to cause such action or inaction by such Affiliate.
     Section 7.2 Disclosure Letters.
     The Seller Disclosure Letter and the Buyer Disclosure Letter are incorporated into this Agreement by reference and made a part hereof.
     Section 7.3 Payments.
     All payments set forth in this Agreement and the Transition Services Agreement are in United States Dollars. Such payments shall be made by wire transfer of immediately available funds or by such other means as the parties to such payment shall designate.

     Section 7.4 Expenses.
     Except as expressly set forth herein, or as agreed upon in writing by the parties, each party shall bear its own costs, fees and expenses, including the expenses of its representatives, incurred by such party in connection with this Agreement and the Transition Services Agreement and the transaction contemplated hereby and thereby.
     Section 7.5 Choice of Law.
     THIS AGREEMENT, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MICHIGAN, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OR CHOICE OF LAWS OR ANY OTHER LAW THAT WOULD MAKE THE LAWS OF ANY OTHER JURISDICTION OTHER THAN THE STATE OF MICHIGAN APPLICABLE HERETO.
     Section 7.6 Assignment.
     This Agreement may not be assigned by either party without the prior written consent of the other party; provided, however, that without the prior written consent of the other party, each party shall have the right to assign its rights and obligations under this Agreement to any third party successor and/or its Affiliates to all or substantially all of its entire business.
     Section 7.7 Notices.
     All demands, notices, consents, approvals, reports, requests and other communications hereunder must be in writing, will be deemed to have been duly given only if delivered personally or by facsimile transmission (with confirmation of receipt) or by an internationally-recognized express courier service or by mail (first class, postage prepaid) to the parties at the following addresses or telephone or facsimile numbers and will be deemed effective upon delivery; provided, however, that any communication by facsimile shall be confirmed by an internationally-recognized express courier service or regular mail.

(i) If to the Seller:
CMS Enterprises Company
One Energy Plaza
Jackson, Michigan 49201
Attention:	General Counsel
Telephone:	(517) 788-0550
Facsimile:	(517) 788-1671

With a required copy to:

Miller, Canfield, Paddock and Stone, PLC
101 North Main Street, 7th Floor
Ann Arbor, Michigan 48104
Attention:	Michael D. VanHemert
Telephone:	(734) 668-7117
Facsimile:	(734) 747-7147

(ii) If to Buyer:
Lucid Energy, L.L.C.
30078 Schoenherr, Suite 150
Warren, Michigan
Attention:	Rai Bhargava/Manouch Daneshvar
Telephone:	(586) 445-2300
Facsimile:	(586) 445-1782

With a required copy to:

Ufer & Spaniola, P.C.
5440 Corporate Drive, Suite 250
Troy, Michigan 48098-2648
Attention:	Gerald Van Wyke, Esquire
Telephone:	(248) 641-7000
Facsimile:	(248) 641-5120
or to such other address as the addressee shall have last furnished in writing in accord with this provision to the addressor.
     Section 7.8 Resolution of Disputes.
     Except for the resolution of disputes that shall be resolved in accordance with the procedures set forth in sections 5.5 and 6.5 herein, all disputes arising out of or relating to this Agreement or any Transition Services Agreement or the breach, termination or validity thereof or the parties’ performance hereunder or thereunder (“Dispute”) shall be resolved as provided by this Section 7.8.

               (a) If the Dispute has not been resolved by executive officer negotiation within thirty (30) days of the disputing party’s notice requesting negotiation, or if the parties fail to meet within twenty (20) days from delivery of said notice, such Dispute shall be submitted to and finally settled by arbitration in accordance with the Rules of Arbitration of the International Chamber of Commerce in Detroit, Michigan (“ICC”) then in effect (the “Rules”), except as modified herein.
               (b) The arbitration shall be held, and the award shall be rendered, in the English language. There shall be three arbitrators, one of whom shall be nominated by each of Buyer and Seller in accordance with the Rules. The two party appointed arbitrators shall have thirty (30) days from the confirmation of the nomination of the second arbitrator to agree on the nomination of a third arbitrator who shall serve as chair of the arbitral tribunal. On the request of any party, any arbitrator not timely appointed in accordance with this Agreement or the Rules shall be appointed by the ICC.
               (c) The award shall be final and binding upon the parties as from the date rendered, and shall be the sole and exclusive remedy between the parties regarding any claims, counterclaims, issues, or accounting presented to the arbitral tribunal. Judgment upon any award may be entered and enforced in any court having jurisdiction over a party or any of its assets. For the purpose of the enforcement of an award, the parties irrevocably and unconditionally submit to the jurisdiction of a competent court in any jurisdiction in which a party may have assets and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum. This Agreement and the rights and obligations of the parties shall remain in full force and effect pending the award in any arbitration proceeding hereunder.
               (d) The Parties agree that any court action or proceeding to compel or in support of arbitration or for provisional remedies in aid of arbitration, including but not limited to any action to enforce the provisions of this Section 7.8, for temporary injunctive relief maintain the status quo or prevent irreparable harm prior to the appointment of the arbitral tribunal, shall be brought exclusively in the federal or state courts located in Jackson, Michigan (the “Michigan Courts”). The Parties hereby unconditionally and irrevocably submit to the exclusive jurisdiction of the Michigan Courts for such purpose, and to the non-exclusive jurisdiction of the Michigan Courts in any action to enforce any arbitration award rendered hereunder, and waive any right to stay or dismiss any such actions or proceedings brought before the Michigan Courts on the basis of forum non conveniens or improper venue. Without prejudice to such provisional remedies as may be available under the jurisdiction of a national court, the arbitral tribunal shall have full authority to grant provisional remedies and to direct the parties to request that any court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any party to respect the arbitral tribunal’s orders to that effect.
     Section 7.9 No Right of Setoff.
     Neither party hereto nor any Affiliate thereof may deduct from, set off, holdback or otherwise reduce in any manner whatsoever any amount owed to it hereunder or pursuant to the Transition Services Agreement or any agreement related to the sale of the Argentine Businesses (the “Argentine Transaction Documents”) against any amounts owed hereunder or pursuant to the Transition Services Agreement or the Argentine Transaction Documents by such Persons to the other party hereto or any of such other party’s Affiliates.
     Section 7.10 Time is of the Essence.
     Time is of the essence in the performance of the provisions of this Agreement.
     Section 7.11 Specific Performance.
     Each party acknowledges and agrees that any breach of any provision of this Agreement would cause irreparable harm to the other party. Each party, without prejudice to any rights to judicial relief it may otherwise have, shall be entitled to equitable relief, including injunction and specific performance. Each party agrees that it will not oppose the granting of such relief on the basis that the other party has not suffered irreparable harm or that the other party has an adequate remedy at law. Each party agrees that it will not seek and agrees to waive any requirement for the securing or posting of a bond in connection with the other party’s seeking or obtaining such relief.
     Section 7.12 Entire Agreement.
     This Agreement, together with the Seller Disclosure Letter, Buyer Disclosure Letter, Annex I, the Exhibits hereto, the Transition Services Agreement and the Confidentiality Agreement constitute the entire agreement between the parties hereto with respect to the subject matter herein and supersede all previous agreements, whether written or oral, relating to the subject matter of this Agreement and all prior drafts of this Agreement, all of which are merged into this Agreement. No prior drafts of this Agreement and no words or phrases from any such prior drafts shall be admissible into evidence in any action or suit involving this Agreement. In the case of any material conflict between any provision of this Agreement and any other agreement including the Transition Services Agreement, this Agreement shall take precedence.
     Section 7.13 Binding Nature; Third Party Beneficiaries.
     This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors (whether by operation of law or otherwise) and permitted assigns. Except as expressly provided herein, none of the provisions of this Agreement shall be for the benefit of or enforceable by any third party, including any creditor of either party or any of their Affiliates. Except as expressly provided herein, no such third party shall obtain any right under any provision of this Agreement or shall by reasons of any such provision make any Claim in respect of any Liability (or otherwise) against either party hereto.

     Section 7.14 Counterparts.
     This Agreement may be executed in two (2) or more counterparts, each of which, when executed, shall be deemed to be an original and both of which together shall constitute one and the same document. Any counterpart or other signature to this Agreement that is delivered by facsimile or electronic mail shall be deemed for all purposes as constituting good and valid execution and delivery by such party of this Agreement.
     Section 7.15 Severability.
     If any provision of this Agreement is held to be illegal, invalid or unenforceable under any applicable present or future law, and if the rights or obligations of either party under this Agreement will not be materially and adversely affected thereby, (i) such provision shall be fully severable, (ii) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (iii) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (iv) in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement, a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.
     Section 7.16 Headings.
     The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.
     Section 7.17 Waiver.
     Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party or parties waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by law or otherwise afforded, will be cumulative and not alternative.
     Section 7.18 Amendment.
     This Agreement may be altered, amended or changed only by a writing making specific reference to this Agreement and signed by duly authorized representatives of each party.

     IN WITNESS WHEREOF, Seller and Buyer, by their duly authorized officers, have executed this Agreement as of the date first written above.

CMS ENTERPRISES COMPANY

By:	/s/ Thomas W. Elward

Thomas W. Elward
Title: President and Chief Operating Officer

CMS ENERGY INVESTMENT LLC

By:	/s/ Thomas W. Elward

Thomas W. Elward
Title: President and Chief Executive Officer

(Collectively, the Seller)

LUCID ENERGY, L.L.C.

By:	/s/ Rai Bhargava

Name: Rai Bhargava
Title: Chairman & CEO

MICHIGAN PIPELINE AND PROCESSING, LLC

By:	/s/ Rai Bhargava

Name: Rai Bhargava
Title: Chairman & CEO

(Collectively, the Buyer)

ANNEX I
ENTITIES and EQUITY INTERESTS

Entity Name	% Ownership Interest

CMS Antrim Gas LLC	100% owned by CMS Energy Investment LLC

CMS Bay Area Pipeline, LLC	100% owned by CMS Energy Investment LLC

CMS Grands Lacs LLC	100% owned by CMS Energy Investment LLC

CMS Jackson LLC	100% owned by CMS Energy Investment LLC

CMS Litchfield LLC	100% owned by CMS Energy Investment LLC

Jackson Pipeline Company*

*	CMS Jackson LLC’s 75% ownership interest in the Jackson Pipeline Company general partnership will be transferred by virtue of the sale of the ownership of CMS Jackson LLC.

EXHIBIT A

TRANSITION SERVICES AGREEMENT
by and between
CMS ENERGY INVESTMENT LLC and CMS ENTERPRISES COMPANY,
and
LUCID ENERGY, L.L.C. AND MICHIGAN PIPELINE AND PROCESSING, LLC,
dated as of March 12, 2007

TRANSITION SERVICES AGREEMENT
This TRANSITION SERVICES AGREEMENT (the “Agreement”), dated as of March 12, 2007, is made and entered into by and between CMS Energy Investment LLC, a Michigan limited liability company and CMS Enterprises Company, a Michigan corporation (collectively, the “Seller”), and Lucid Energy, L.L.C., a Michigan limited liability company and Michigan Pipeline & Processing, LLC, a Michigan limited liability company (collectively, the “Buyer”).
     WHEREAS, pursuant to an Agreement of Purchase and Sale, dated as of March 12, 2007, by and between Seller and Buyer (“Purchase Agreement”), Seller has agreed to sell to Buyer, and Buyer has agreed to purchase from Seller, all of the issued and outstanding Equity Interests in the Entities, as further defined in the Purchase Agreement;
     WHEREAS, in connection with the Purchase Agreement, Seller and Buyer have agreed that Seller shall provide to Buyer the transition services described herein (the “Transition Services”) in accordance with the terms and conditions of this Agreement.
     NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements contained in this Agreement, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
          Section 1.1 Definitions. Capitalized terms not defined in this Article I shall have the meanings ascribed to such terms in the Purchase Agreement. As used in this Agreement, the following terms shall have the following meanings:
          “Businesses” shall mean the businesses conducted by the Entities.
          “Contact Person” with respect to a Service, shall mean the person set forth opposite such Service on Schedule A, or such person’s successor or substitute.
          “Service” or “Services” shall mean each of the services described in Schedule A hereto to be provided by or on behalf of Seller to Buyer pursuant to the terms and conditions of this Agreement.
          “Term” shall mean the period of provision of Services as described in Section 3.1
ARTICLE II
SERVICES
          Section 2.1 Services.

               (a) Subject to the terms of this Agreement, Seller shall provide, or shall cause an Affiliate of Seller to provide, to Buyer the Services during the Term in a manner and at a level of service consistent in all material respects with the services provided to the Businesses as it existed immediately prior to the date hereof.
               (b) For each Service, the parties have set forth on Schedule A, a summary of the Service to be provided, and any other terms applicable thereto.
               (c) Buyer understands that the Services provided hereunder are transitional in nature and are furnished by Seller for the purpose of facilitating the transactions contemplated by the Purchase Agreement. Buyer further understands that Seller is not in the business of providing Services to third parties and will not, unless otherwise agreed by the Seller and the Buyer in writing, provide the Services beyond the applicable Term. Buyer agrees to transition each Service to its own internal organization or other third party service providers by the expiration of the applicable Term.
               (d) For the avoidance of doubt, Seller shall grant to Buyer, or shall use its reasonable best efforts to cause Buyer to be granted, a non-exclusive licence to use (but not to modify) any software used in connection with the provision of the Services to the extent that a licence is needed for Buyer to receive the benefit of the Services.
               (e) Seller agrees that in the event it becomes apparent that Schedule A omits any services provided by Seller or its Affiliates to the Entities subsequent to the date herof, Seller shall, upon Buyer’s request, provide as soon as reasonably practicable such other services on a basis consistent with Section 2.1(a) hereof.
               (f) For the avoidance of doubt, legal services shall not be included in the Services.
          Section 2.2 Standard of Care.
     Seller shall provide such Services exercising the same degree of care as it exercises in performing the same or similar services for itself and its Affiliates.
          Section 2.3 Modification of Services.
     Schedule A identifies the Services to be provided by Seller and, subject to the mutual agreement of the parties hereto acting reasonably, it may be amended in writing from time to time, to add any additional Services or to modify or delete Services.
          Section 2.4 Independence.
               (a) Unless otherwise agreed in writing, all employees and representatives of Seller shall be deemed for all purposes, including without limitation, all compensation and employee benefits matters to be employees or representatives of Seller and not employees or representatives of Buyer. In connection with provision of the Services, the employees and representatives of Seller shall be under the direction, control and supervision of Seller (and not Buyer) and Seller shall have the sole right to exercise all

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authority with respect to the employment (including termination of employment), assignment and compensation of such employees and representatives.
               (b) Unless otherwise agreed in writing, all employees and representatives of Buyer shall be deemed for purposes of all compensation and employee benefits matters to be employees or representatives of Buyer and not employees or representatives of Seller.
          Section 2.5 Non-Exclusivity.
     Nothing in this Agreement shall preclude Buyer from obtaining, in whole or in part, services of any nature that may be obtainable from Seller from its own employees or from providers other than Seller.
          Section 2.6 Cooperation.
     Buyer shall, in a timely manner, take all such actions as may be reasonably necessary or desirable in order to enable or assist Seller in the provision of the Services, including providing necessary information and specific written authorizations and consents, and Seller shall be relieved of its obligations hereunder to the extent that Buyer’s failure to take any such action renders performance by Seller of such obligations unlawful or impracticable.
          Section 2.7 Limitation On Services.
     Seller shall not be required to expand its facilities, incur new long-term capital expenses or employ additional personnel in order to provide the Services to Buyer. Furthermore, Seller shall not be obligated to provide Services hereunder that are significantly greater in nature or scope than the comparable services provided by Seller to the Businesses immediately prior to the date hereof, or that are greater in nature or scope than comparable services provided by Seller during the Term to its own internal organizations.
          Section 2.8 Personnel.
               (a) In providing the Services, Seller as it deems necessary or appropriate, acting reasonably, may (i) use the personnel of Seller or its Affiliates or (ii) employ the services of third parties to the extent such third party services are routinely utilized to provide similar services to other businesses of Seller or are reasonably necessary for the efficient performance of any of such Services. Buyer may retain consultants and other professional advisers at its sole expense.
               (b) Seller shall use its reasonable best efforts to ensure that asset level employees employed by Seller or its Affiliates will be available to support a three months transition; provided that Seller shall not be required to offer retention arrangements or other special arrangements to such employees in order to comply with its obligations hereunder.

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          Section 2.9 Right To Determine Priority.
     If there is an unavoidable conflict between the immediate needs of Seller and those of Buyer as to the use of or access to a particular Service, Seller shall have the right, acting reasonably and upon consulting the Buyer, if practicable, to establish reasonable priorities, at particular times and under particular circumstances, as between Seller and Buyer. In any such situation, Seller shall provide notice to Buyer of the establishment of such priorities at the earliest practicable time.
          Section 2.10 Contact Persons.
     The Contact Person for each Service shall deal with issues arising out of the performance by Seller of such Services and facilitate orderly provision and receipt of such Service. Each party agrees to provide reasonable access (in person, by telephone or electronically via e-mail) during normal business hours to the appropriate Contact Person for problem resolution.
ARTICLE III
TERM AND TERMINATION
          Section 3.1 Term.
     This Agreement shall become effective on the date hereof and shall remain in force for a period of three (3) unless terminated earlier pursuant to Section 3.2 below.
               (a) If Buyer requests to extend the Term, Seller may, in its sole discretion, agree to extend this Agreement.
               (b) Buyer shall not have any obligation to continue to use any of the Services and may delete any Service from Schedule A by giving Seller thirty (30) days notice thereof. In the event any Service is terminated by Buyer, Schedule A shall be amended to reflect termination of such Services.
          Section 3.2 Termination.
               (a) Termination Without Cause. The obligation of Seller to provide or cause to be provided each Service to be provided hereunder shall terminate on the earliest to occur of:
               (i) the expiration of the Term;
               (ii) the expiration of the term (including any available renewal term) during which such Service is to be provided as specified in Schedule A;

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               (iii) the date thirty (30) days following written notice from Seller that Seller is discontinuing permanently the provision of such Service to its own internal organizations;
               (iv) the date thirty (30) days (or such longer period as is specified in Schedule A) after Seller receives written notice that Buyer no longer desires that such Service be provided; or
               (v) the date of termination pursuant to Section 3.2(b) or 3.2(c).
               (b) Termination For Cause. Subject to Section 5.1, if either party shall fail to perform in any material respect any of its material obligations under this Agreement (other than a payment default) (the “Defaulting Party”), the other party entitled to the benefit of such performance (the “Non-Defaulting Party”) may give thirty (30) days’ written notice to the Defaulting Party specifying the nature of such failure or default and stating that the Non-Defaulting Party intends to terminate this Agreement, either in its entirety or partially as set forth in Section 3.2(c), if such failure or default is not cured within thirty (30) days of such written notice. If any failure or default so specified is not cured within such thirty (30) day period, the Non-Defaulting Party may elect to immediately terminate this Agreement as set forth in this Section 3.2(b) or Section 3.2(c); provided, however, that if the failure or default relates to a dispute contested in good faith by the Defaulting Party, the Non-Defaulting Party may not terminate this Agreement pending the resolution of such dispute in accordance with Section 7.7. Such termination shall be effective upon the giving of a written notice of termination by the Non-Defaulting Party to the Defaulting Party and shall be without prejudice to any other remedy which may be available to the Non-Defaulting Party against the Defaulting Party.
               (c) Partial Termination. In the event that the Non-Defaulting Party is entitled to terminate this Agreement pursuant to Section 3.2(b), the Non-Defaulting Party shall have the following options to partially terminate this Agreement upon the same notice provisions as specified in Section 3.2(b):
               (i) if the default relates to the payment for a Service, Seller may terminate this Agreement as to the provision of that Service to Buyer, but continue this Agreement in all other respects; or
               (ii) if the default relates to the provision of a Service, Buyer may terminate this Agreement as to the provision of that Service by Seller, but continue this Agreement in all other respects.
          Section 3.3 Effect Of Termination.
               (a) Buyer specifically agrees and acknowledges that all obligations of Seller to provide each Service for which Seller is responsible hereunder shall immediately cease upon the termination of this Agreement. Upon the cessation of Seller’s obligation to provide any Service, Buyer shall immediately cease using, directly or indirectly, such Service (including any and all software of Seller or third party software

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provided through Seller, telecommunications services or equipment, or computer systems or equipment).
               (b) Upon termination of a Service with respect to which Seller holds books, records or files, including current or archived copies of computer files, owned by Buyer and used by Seller in connection with the provision of a Service to Buyer, Seller will return all such books, records or files as soon as reasonably practicable; provided, however, that Seller may make a copy, at its expense, of such books, records or files for archival purposes only.
               (c) Without prejudice to the survival of the other agreements of the parties, the following obligations shall survive the termination of this Agreement: (i) the obligations of each party under Section 3.3, Section 7.16 and Article VI and (ii) Seller’s right to receive the Service Charges for the Services provided by it hereunder pursuant to Section 4.1 incurred prior to the effective date of termination.
ARTICLE IV
COMPENSATION
          Section 4.1 Service Charge.
     Buyer shall reimburse Seller for all reasonable costs and expenses associated with providing the Services, including without limitation a reasonable allocation of the cost of Seller’s employees based on a reimbursement of their base salary.
          Section 4.2 Invoicing And Payments.
               (a) Invoices. After the end of each month, Seller, together with its Affiliates and/or Subsidiaries providing Services, will submit one invoice to Buyer for all Services provided to Buyer and Buyer’s Subsidiaries by Seller during such month. Such monthly invoices shall be issued when Seller issues its invoices in the ordinary course of its business. Each invoice shall include a summary list of the Services together with documentation supporting each of the invoiced amounts. The total amount set forth on such summary list and such supporting detail shall equal the invoice total, and shall be provided under separate cover apart from the invoice. All invoices shall be sent to the attention of Buyer at the address set forth in Section 7.1 or to such other address as Buyer shall have specified by notice in writing to Seller.
               (b) Payment. Payment of all invoices in respect of the Services shall be made by check or electronic funds transmission in U.S. Dollars, without any offset or deduction of any nature whatsoever, within thirty (30) days of the invoice date. Invoices unpaid as of such date shall accrue interest at an annual rate of the lower of (i) two (2) percentage points higher that the rate equal to the NAT’L AVG of the “Money market ann. Yield” as published in the Wall Street Journal on the first business day of each applicable month or (ii) the highest possible rate allowed by applicable law and the number of days elapsed since the date the invoice became due. All payments shall be made to the account designated by Seller to Buyer, with written confirmation of payment sent by facsimile to

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Seller or other Person designated thereby. If any payment is not paid when due, Seller shall have the right, without any liability to Buyer, or anyone claiming by or through Buyer, upon thirty (30) days’ notice, to cease providing any or all of the Services provided by Seller to Buyer, which right may be exercised by Seller in its sole and absolute discretion.
          Section 4.3 Taxes.
               (a) To the extent not included directly in the price Seller charges for Services, Buyer shall pay to Seller the amount of any taxes or charges set forth in clauses (a) through (c) below that are imposed now or in the future by any Governmental Authority, including any increase in any such tax or charge imposed on Seller after the date hereof and during the Term of this Agreement:
               (b) Any applicable sales, use, gross receipts, value added or similar tax that is imposed as a result of, or measured by, any Service rendered hereunder unless covered by an exemption certificate;
               (c) Any applicable real or personal property taxes, including any special assessments, and any impositions imposed on Seller in lieu of or in substitution for such taxes on any property used in connection with any Service rendered hereunder; and
               (d) Any other governmental taxes, duties and/or charges of any kind, excluding any imposed on Seller that are determined by reference to net income, which Seller is required to pay with respect to any Service rendered hereunder.
          Section 4.4 Disputed Amounts.
     In the event Buyer disputes the accuracy of any invoice, Buyer shall pay the undisputed portion of such invoice and the parties hereto shall promptly meet and seek to resolve the disputed amount of the invoice. If Buyer fails to pay any undisputed amount owed under this Agreement, Buyer shall correct such failure promptly following notice of the failure, and shall pay Seller interest on the amount paid late at an annual interest rate equal to the lower of (i) two percentage points higher than the rate equal to the NAT’L AVG of the “Money market ann. yield” as published in the Wall Street Journal on the first business day of each applicable month or (ii) the highest possible rate allowed by applicable law and the number of days since the date the invoice became due.
ARTICLE V
FORCE MAJEURE
          Section 5.1 Event of Force Majeure.
     Seller shall not be liable to Buyer for any interruption of Service or delay or failure to perform under this Agreement when such interruption, delay or failure results from causes beyond its reasonable control including, but not limited to: (a) acts of God, the elements, epidemics, explosions, accidents, landslides, lightning, earthquakes, fires, storms (including but not limited to tornadoes and hurricanes or tornado and hurricane

7

warnings), sinkholes, floods, or washouts; (b) labor shortage or trouble including strikes or injunctions; (c) inability to obtain material, equipment or transportation; or (d) national defense requirements, war, blockades, insurrections, sabotage, riots, arrests and restraints of the government, either federal or state, civil or military (including any governmental taking by eminent domain or otherwise); or (e) any applicable law, regulation or rule or the enforcement thereof by any governmental or regulatory agency having jurisdiction, that substantially limits or that prevents Seller from performing its obligations hereunder. In such event, the obligations hereunder of Seller in providing any Service, and the obligation of Buyer to pay for any such Service, shall be postponed for such time as its performance is suspended or delayed on account thereof. Upon learning of the occurrence of such event of force majeure, Seller shall promptly notify Buyer, either orally or in writing.
          Section 5.2 Reasonable Efforts.
     In the event of any failure, interruption or delay in performance of the Services, whether excused or unexcused, Seller shall use its reasonable best efforts to restore the Services as soon as may be reasonably possible in accordance with its existing contingency plans for such services.
ARTICLE VI
LIABILITIES
          Section 6.1 Consequential and Other Damages.
     Seller and its Affiliates, and their respective officers, directors, employees, shareholders, partners, representatives, consultants and agents (the “Seller Parties”) shall not be liable to Buyer or its Affiliates, or their officers, directors, employees, shareholders, partners, representatives, consultants or agents (the “Buyer Parties”), whether in contract, tort (including negligence and strict liability), or otherwise, for any special, indirect, incidental or consequential damages whatsoever, which in any way arise out of, relate to, or are a consequence of, Seller’s performance or nonperformance hereunder, or the provision of or failure to provide any Service.
          Section 6.2 Limitation of Liability.
     Seller shall not be liable for any claims, liabilities, damages, loses, costs, expenses (including settlements, judgments, court costs, and regardless of whether legal proceedings are instituted, reasonable attorneys’ fees), fines or penalties (“Losses”), which in any way arise out of, relate to, or are a consequence of, Seller’s performance or nonperformance hereunder, or the provision of or failure to provide any Service, except if due to the wilful breach of this Agreement, gross negligence, willful misconduct, bad faith or fraud by Seller or the Seller Parties. In the absence of wilful breach of this Agreement, willful misconduct, bad faith or fraud by Seller or the Seller Parties, in the event Seller commits an error with respect to or incorrectly performs or fails to perform any Service, at Buyer ‘s request, Seller shall use commercially reasonable efforts to correct such error or re-perform or perform such Service at no additional cost to Buyer; provided, that Seller shall have no

8

obligation to recreate any lost or destroyed data to the extent the same cannot be cured by the re-performance of the Service in question.
          Section 6.3 Indemnification.
               (a) Buyer shall indemnify and hold harmless the Seller Parties from and against any Losses that any of the Seller Parties may sustain or incur by reason of any actual or threatened claim, demand, suit or recovery by any person or entity arising or allegedly arising in connection with this Agreement, unless such Loss arose out of the gross negligence, willful misconduct, bad faith or fraud by the Seller Parties.
               (b) Subject to Sections 6.1 and 6.2, Seller shall indemnify and hold harmless the Buyer Parties from and against any Losses that any of the Buyer Parties may sustain or incur by reason of any actual or threatened claim, demand, suit or recovery by any person or entity arising or allegedly arising in connection with this Agreement during the initial three (3) month Term for provision of Services, including, without limitation, any claim by a party alleging that the use by Buyer or Buyer Parties of any intellectual property materials provided by Seller in connection with its provision of the Services materially infringes the rights of any third party.
ARTICLE VII
MISCELLANEOUS
          Section 7.1 Notices.
     All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given (a) by personal delivery to the appropriate address as set forth below (or at such other address for the party as shall have been previously specified in writing to the other party), (b) by reliable overnight courier service (with confirmation) to the appropriate address as set forth below (or at such other address for the party as shall have been previously specified in writing to the other party), or (c) by facsimile transmission (with confirmation) to the appropriate facsimile number set forth below (or at such other facsimile number for the party as shall have been previously specified in writing to the other party) with follow-up copy by reliable overnight courier service the next Business Day:

9

(a) If to the Seller:
CMS Enterprises Company
One Energy Plaza
Jackson, Michigan 49201
Attention: General Counsel
Telephone:      (517) 788-0550
Facsimile:       (517) 788-1671
With a required copy to:
Miller, Canfield, Paddock and Stone, PLC
101 North Main Street, 7th Floor
Ann Arbor, Michigan 48104
Attention:       Michael D. VanHemert
Telephone:     (734) 668-7117
Facsimile:      (734) 747-7147
(b) If to Buyer:
Lucid Energy, LLC
30078 Schoenherr, Suite 150
Warren, Michigan
Attention:       Rai Bhargava/Manouch Daneshvar
Telephone:     (586) 445-2300
Facsimile:      (586) 445-1782
With a required copy to:
Ufer & Spaniola, P.C.
5440 Corporate Drive, Suite 250
Troy, Michigan 48098-2648
Attention:       Gerald Van Wyke, Esquire
Telephone:     (248) 641-7000
Facsimile:      (248) 641-5120
          All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. (New York City time) and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.
          Section 7.2 Headings.
     The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.
          Section 7.3 Waiver.

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     Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party or parties waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by law or otherwise afforded, will be cumulative and not alternative.
          Section 7.4 Amendment.
     This Agreement may be altered, amended or changed only by a writing making specific reference to this Agreement and signed by duly authorized representatives of each party.
          Section 7.5 Counterparts.
     This Agreement may be executed in two (2) or more counterparts, each of which, when executed, shall be deemed to be an original and both of which together shall constitute one and the same document.
          Section 7.6 Entire Agreement.
     This Agreement, including the Schedules hereto, and the Purchase Agreement, Seller Disclosure Letter, Buyer Disclosure Letter, and Schedules thereto, together with the Confidentiality Agreement constitute the entire agreement between the parties hereto with respect to the subject matter herein and supersede all previous agreements, whether written or oral, relating to the subject matter of this Agreement and all prior drafts of this Agreement, all of which are merged into this Agreement. No prior drafts of this Agreement and no words or phrases from any such prior drafts shall be admissible into evidence in any action or suit involving this Agreement. In the case of any material conflict between any provision of this Agreement and any other Related Agreement, this Agreement shall take precedence.
          Section 7.7 Governing Law.
     THIS AGREEMENT, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MICHIGAN, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OR CHOICE OF LAWS OR ANY OTHER LAW THAT WOULD MAKE THE LAWS OF ANY OTHER JURISDICTION OTHER THAN THE STATE OF MICHIGAN APPLICABLE HERETO.
          Section 7.8 Resolution of Disputes.
     All disputes arising out of or relating to this Agreement or the breach, termination or validity thereof or the parties’ performance hereunder shall be resolved as provided by Section 9.7 of the Purchase Agreement.

11

          Section 7.9 Assignment.
     This Agreement may not be assigned by either party without the prior written consent of the other party; provided, however, that without the prior written consent of the other party, each party shall have the right to assign its rights and obligations under this Agreement to any third party successor to all or substantially all of its entire business.
          Section 7.10 Binding Nature; Third-Party Beneficiaries.
     This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors (whether by operation of law or otherwise) and permitted assigns. Except as expressly provided herein, none of the provisions of this Agreement shall be for the benefit of or enforceable by any third party, including any creditor of either party or any of their Affiliates. Except as expressly provided herein, no such third party shall obtain any right under any provision of this Agreement or shall by reasons of any such provision make any Claim in respect of any Liability (or otherwise) against either party hereto.
          Section 7.11 Severability.
     This Agreement shall be deemed severable; the invalidity or unenforceability of any term or provision of this Agreement shall not affect the validity or enforceability of this Agreement or of any other term hereof, which shall remain in full force and effect, for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, each party agrees that such restriction may be enforced to the maximum extent permitted by law, and each party hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.
          Section 7.12 No Right of Setoff.
     Neither party hereto nor any Affiliate thereof may deduct from, set off, holdback or otherwise reduce in any manner whatsoever any amount owed to it hereunder or pursuant to any Related Agreement against any amounts owed hereunder of pursuant to any Related Agreement by such Persons to the other party hereto or any of such other party’s Affiliates.
          Section 7.13 Currency.
     All monetary amounts mentioned or referred to herein are in United States dollars unless otherwise indicated.
          Section 7.14 Specific Performance.
     The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

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          Section 7.15 Construction.
               (a) For the purposes hereof, (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other genders as the context requires, (ii) the words “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including the Schedules hereto) and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, and exhibits and schedules of this Agreement unless otherwise specified, (iii) the words “including” and words of similar import when used in this Agreement shall mean “including, without limitation” unless otherwise specified, (iv) the word “or” shall not be exclusive, (v) Buyer and Seller will be referred to herein individually as a “party” and collectively as “parties” (except where the context otherwise requires), and (vi) the phrase “transactions contemplated by this Agreement” or “transactions contemplated herein” shall include the transactions contemplated by the Schedules to this Agreement.
               (b) The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.
               (c) Any reference to any federal, state, local or non-U.S. statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires.
               (d) All references to dollars shall be to U.S. dollars.
          Section 7.16 Confidentiality.
               (a) Except as provided below, all data and information disclosed between Buyer and Seller pursuant to this Agreement, including information relating to or received from third parties, or to which Buyer or Seller otherwise have access pursuant to this Agreement, is deemed confidential (“Confidential Information”). A party receiving Confidential Information (the “Receiving Party”) will not use such information for any purpose other than for which it was disclosed and, except as otherwise permitted by this Agreement, shall not disclose to third parties any Confidential Information for a period of five (5) years from the termination or expiration of this Agreement. The Receiving Party shall view, access and use only such Confidential Information of the disclosing party as is necessary to provide or receive Services hereunder, as applicable, and shall not attempt to view, access or use any other Confidential Information of the disclosing party. Notwithstanding the foregoing, the Receiving Party’s obligation hereunder shall not apply to information that:
               (i) is already in the Receiving Party’s possession at the time of disclosure thereof;

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               (ii) is or subsequently becomes part of the public domain through no action of the Receiving Party; or
               (iii) is subsequently received by the Receiving Party from a third party which has no obligation of confidentiality to the party disclosing the Confidential Information.
               (b) Notwithstanding Section 7.16(a), Confidential Information may be disclosed by the Receiving Party:
               (i) to the Receiving Party’s affiliates, directors, officers, employees, agents (including, in the case of the Service Provider, any third parties engaged to provide the Services), auditors, consultants and financial advisers (collectively, “Agents”); provided that the Receiving Party ensures that such Agents comply with this Section 17; and
               (ii) as required by Applicable Law; provided that, if permitted by law, written notice of such requirement shall be given promptly to the other party so that it may take reasonable actions to avoid and minimize the extent of such disclosure, and the Receiving Party shall cooperate with the other party as reasonably requested by the other party in connection with such actions.
               (c) If, at any time, any party determines that another party has disclosed, or sought to disclose, Confidential Information in violation of this Agreement, that any unauthorized personnel of another party has accessed Confidential Information, or that any other party or any of its personnel has engaged in activities that may lead or leads to the unauthorized access to, use of, or disclosure of such party’s Confidential Information, such party shall immediately terminate any such personnel’s access to the Confidential Information and immediately notify such other party. In addition, any party shall have the right to deny personnel of any other party access to such party’s Confidential Information upon notice to such other party in the event that such party reasonably believes that such personnel pose a security concern. Each party will cooperate with the other parties in investigating any apparent unauthorized access to or use of such party’s Confidential Information.

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          IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.

CMS ENERGY INVESTMENT LLC
By:
Thomas W. Elward
President and Chief Executive Officer

CMS ENTERPRISES COMPANY
By:
Thomas W. Elward
President and Chief Operating Officer

(Collectively, the Seller)

LUCID ENERGY, L.L.C.
By:
Name:

Title:

MICHIGAN PIPELINE AND PROCESSING, LLC
By:
Name:

Title:

(Collectively, the Buyer)

SCHEDULE A
SERVICES

Service	Contact Person
1. Accounts Management and support in relation to the Entities	Jeff Gears
2. General Human Resources Services including payroll services	Susan Koseck
3. IT service	James Saunders

SELLER DISCLOSURE LETTER
Introduction
     Reference is made to the Agreement of Purchase and Sale, dated as of March 12, 2007 (the “Agreement”) by and between CMS Energy Investment LLC, a Delaware limited liability company and CMS Enterprises Company, a Michigan corporation (collectively, the “Seller”), and Lucid Energy, L.L.C., a Michigan limited liability company and Michigan Pipeline and Processing, LLC, a Michigan limited liability company (collectively, the “Buyer”).
     Capitalized terms used, but not defined herein, have the respective meanings given to such terms in the Agreement.
This Seller Disclosure Letter (the “Seller Disclosure Letter”) sets forth certain information or agreements intended to be treated as disclosed in the Seller Disclosure Letter pursuant to the Agreement.
The contents of this Seller Disclosure Letter are qualified in their entirety by reference to the specific provisions of the Agreement. This Seller Disclosure Letter is not intended to constitute, and shall not be deemed to constitute, representations and warranties of Seller except as, and to the extent, provided in the Agreement. In particular, although this Seller Disclosure Letter may contain supplementary information not specifically required under the Agreement, such supplementary information is provided as general information for the parties to the Agreement and is not separately represented or warranted by Seller herein or in the Agreement. Moreover, the inclusion of any item hereunder shall not be deemed an admission by Seller that such item is, or may at anytime be or have been, material to Seller, or any of the Entities, or the transactions contemplated by the Agreement, or result in any determination that any matter has a Material Adverse Effect, nor shall it be deemed an admission of an obligation or liability to any third party.
Any matter set forth in the Seller Disclosure Letter shall be deemed disclosed with respect to such other sections of the Agreement or the Seller Disclosure Letter to which such disclosure on its face would reasonably pertain in light of the form and substance of the disclosure made. The section and subsection references set forth in this Disclosure Letter refer to sections or subsections of the Agreement to which the disclosure set forth in this Seller Disclosure Letter is intended to apply. The introductory language and headings in this Seller Disclosure Letter are inserted for convenience of reference only and will not create or be deemed to create a different standard for disclosure than the language set forth in the Agreement.
The information set forth herein is confidential and is subject to the terms of the Confidentiality Agreement between the EE Group and CMS Enterprises Company dated October 23, 2006.
Section 1.1(a) of the Seller Disclosure Letter
Affected Employees

NAME	SERVICE DATE

Bennett, David M.	4/20/98
Cadwallader, Tab W.	7/13/95
Daugherty, Daniel A.	3/2/87
Dewitt, Joseph D.	5/16/05
Donaldson, Robert A.	8/21/95
Heath, Evard J.	10/20/03
Ignatowski, Julie	8/31/98
Jackowiak, Walt J.	8/23/04
Meredith, Dave H.	7/13/95

NAME	SERVICE DATE

Rolinski, Daniel J.	7/3/95
Woodhouse, Brian P.	7/3/95
Zimbicki, Michael E.	12/29/97
Section 1.1(b) of the Seller Disclosure
Letter Knowledge of Seller
1. Thomas Elward, President and Chief Executive Officer of CMS Energy Investment LLC; President and Chief Operating Officer of CMS Enterprises Company
2. Thomas Webb, Executive Vice President and Chief Financial Officer of CMS Enterprises Company
3. Thomas Miller, Vice President of CMS Energy Investment LLC and CMS Enterprises Company
4. Catherine Reynolds, Vice President and Secretary of CMS Energy Investment LLC and CMS Enterprises Company
5. Carol Isles, Vice President and Controller of CMS Energy Investment LLC and CMS Enterprises Company
6. Laura Mountcastle, Vice President and Treasurer of CMS Energy Investment LLC and CMS Enterprises Company
7. Beverly Burger, Assistant Treasurer of CMS Energy Investment LLC and CMS Enterprises Company
8. James Loewen, Assistant Treasurer of CMS Energy Investment LLC and CMS Enterprises Company
9. Glenn Barba, Vice President and Chief Accounting Officer of CMS Enterprises Company
10. Frank Murray
11. Sue Koseck
12. Mike Weber
13. James Saunders
14. Jeff Gears
15. Robert Frounfelker
16. Jay Silverman
Section 3.3(a) of the Seller Disclosure Letter
Equity Interests

CMS Antrim Gas LLC	100% owned by CMS Energy Investment LLC
CMS Bay Area Pipeline, LLC	100% owned by CMS Energy Investment LLC
CMS Grands Lacs LLC	100% owned by CMS Energy Investment LLC

CMS Jackson LLC	100% owned by CMS Energy Investment LLC
CMS Litchfield LLC	100% owned by CMS Energy Investment LLC
Section 3.3(b) of the Seller Disclosure Letter
Equity Interests
None.
Section 3.3(c) of the Seller Disclosure Letter
Equity Interests

CMS Antrim Gas LLC	Michigan	100% owned by CMS Energy Investment LLC
CMS Bay Area Pipeline, LLC	Michigan	100% owned by CMS Energy Investment LLC
CMS Grands Lacs LLC	Michigan	100% owned by CMS Energy Investment LLC
CMS Jackson LLC	Michigan	100% owned by CMS Energy Investment LLC
CMS Litchfield LLC	Michigan	100% owned by CMS Energy Investment LLC
Jackson Pipeline Company	Michigan	75% owned by CMS Jackson LLC
Section 3.3 (d) of the Seller Disclosure Letter
Equity Interests
None.
Section 3.4 of the Seller Disclosure Letter
Consents and Approvals
None.
Section 3.5 of the Seller Disclosure Letter
No Conflict or Violation
None.
Section 3.6(a) of the Seller Disclosure Letter
Financial Statements
See the attached unaudited Financial Statements as of and for the year ended December 31, 2006 for each of the Entities.

Section 3.6(b) of the Seller Disclosure Letter
Exceptions to Financial Statements
None.
Section 3.7(a) of the Seller Disclosure Letter
Contracts
CMS ANTRIM GAS LLC
Firm Treating Agreement between CMS Antrim Gas LLC and Chevron U.S.A. Production Company dated November 1, 1996
Firm Treating Agreement between CMS Antrim Gas LLC and Dominion, et al., dated December 1,2005
Firm Treating Agreement between CMS Antrim Gas LLC and HRF Exploration & Production, Inc. dated December 1, 1998
Capacity Agreement between CMS Antrim Gas LLC and Michigan Consolidated Gas Company dated April 18, 1995
Firm Treating Agreement between CMS Antrim Gas LLC and Paxton Resource LLC, et al., dated December 1, 2005
Firm Treating Agreement between CMS Antrim Gas LLC and Quicksilver Resources Inc. dated November 1,2005
Firm Treating Agreement between CMS Antrim Gas LLC and Rock Energy Company dated December 1, 1996
Firm Treating Agreement between CMS Antrim Gas LLC and Terra Energy LTD dated January 1, 1997
Firm Treating Agreement between CMS Antrim Gas LLC and Ward Lake Energy dated June 1, 1997
Firm Treating Agreement between CMS Antrim Gas LLC and Ward Lake Energy dated June 1, 1998
CMS GRANDS LACS LLC
Firm Transportation Agreement for East Antrim pipeline between CMS Grands Lacs LLC and Delta Oil Company dated February 2, 1993
Firm Transportation Agreement for East Antrim pipeline between CMS Grands Lacs LLC and Quicksilver Resources Inc. dated April 1, 2000
Firm Transportation Agreement for Little Bear pipeline between CMS Grands Lacs LLC and Chevron USA Inc dated November 1, 1996
Firm Transportation Agreement for Little Bear pipeline between CMS Grands Lacs LLC and Jordan Development Company LLC dated December 1, 2000
Firm Transportation Agreement for Little Bear pipeline between CMS Grands Lacs LLC and MCN Oil & Gas Company dated May 1, 2000
Firm Transportation Agreement for Little Bear pipeline between CMS Grands Lacs LLC and Quicksilver Resources Inc. dated May 1, 2000
Firm Transportation Agreement for Little Bear pipeline between CMS Grands Lacs LLC and Ward Lake Energy Company dated July 11, 1996

Firm Transportation Agreement for Lone Wolf pipeline between CMS Grands Lacs LLC and Petroleum Development Corp dated August 5, 1998
Firm Transportation Agreement for South Chester pipeline between CMS Grands Lacs LLC and Delta Oil Company dated February 2, 1993
CMS LITCHFIELD LLC
Lease Agreement between CMS Litchfield LLC and ANR Pipeline Company dated July 10, 1992
JACKSON PIPELINE COMPANY
Agreement between Jackson Pipeline Company and Battle Creek dated March 30, 1990
Agreement between Jackson Pipeline Company and Michigan Gas Company dated March 30, 1990
Agreement between Jackson Pipeline Company and Ohio Gas Company (assigned to CoEnergy Trading) dated March 30, 1990 (Agreement will be assigned back to Ohio Gas Company one year prior to expiration; expiration dated is March 31, 2010)
Agreement between Jackson Pipeline Company and Panhandle Eastern Pipeline dated March 30, 1990
Agreement between Jackson Pipeline Company and Southeastern Michigan Gas dated March 30, 1990 Section 3.7(b) of the Seller Disclosure Letter Contracts
CMS ANTRIM GAS LLC
Intercompany Cash Pooling Arrangement between CMS Antrim Gas LLC and CMS Energy Investment LLC
CMS BAY AREA PIPELINE, LLC
Bay Area Pipeline Service Agreement between CMS Bay Area Pipeline, LLC and Michigan Gas Storage Company, as amended, dated October 1, 2000
Bay Area Pipeline Firm Transportation Agreement between CMS Bay Area Pipeline, LLC and Consumers Energy Company, as amended, dated May 19, 2000
Bay Area Pipeline Assignment and Assumption Agreement, as amended, dated March 1, 2004
Intercompany Cash Pooling Arrangement between CMS Bay Area Pipeline, LLC and CMS Energy Investment LLC
CMS GRANDS LACS LLC
South Chester Operating Agreement between CMS Grands Lacs LLC and Consumers Energy Company, as amended, dated March 25, 1992
Intercompany Cash Pooling Arrangement between CMS Grands Lacs LLC and CMS Energy Investment LLC
CMS LITCHFIELD LLC
Intercompany Cash Pooling Arrangement between CMS Litchfield LLC and CMS Energy Investment LLC
CMS JACKSON LLC
Intercompany Cash Pooling Arrangement between CMS Jackson LLC and CMS Energy Investment LLC

JACKSON PIPELINE COMPANY
Jackson Pipeline Company Operating Agreement with Consumers Energy Company dated April 1, 1990
Jackson Pipeline Company Services Agreement with Consumers Energy Company dated October 1, 1989
Section 3.6(c) of the Seller Disclosure Letter
Contracts
None.
Section 3.7(d) of the Seller Disclosure Letter
Contracts
None.
Section 6.8 of the Seller Disclosure Letter
Compliance with Laws
CMS Jackson LLC has responsibility under Subpart C of Part 284, Section 284.126(c) of the Rules and Regulations of the Federal Energy Regulatory Commission to make annual reports with FERC on behalf of Jackson Pipeline Company. These reports have not been filed since 1995. CMS Jackson LLC has been in communication with FERC on this matter and has promised to file overdue reports this quarter.
CMS Bay Area Pipeline, LLC, CMS Grands Lacs LLC and CMS Jackson LLC are all required under 1929 Public Act 9 to file all transportation contracts with the Michigan Public Service Commission (“MPSC”). Seller is currently working with MPSC staff to verify that all active agreements are on file with the Commission.
Section 6.9(a) of the Seller Disclosure Letter
Permits
None.
Section 3.9(b) of the Seller Disclosure Letter
Permits
Renewable operating permit for CMS Antrim Gas LLC is in the name of CMS Antrim Gas Company (the predecessor-in-interest to CMS Antrim Gas LLC). However, the renewal application filed November 2006 is in the name of CMS Antrim Gas LLC.
Section 3.9(c) of the Seller Disclosure Letter
Permits
None.
Section 3.10 of the Seller Disclosure Letter
Litigation
A Petition dated March 7, 2007 was filed in the Michigan Tax Tribunal (State of Michigan Department of Labor and Economic Growth) by CMS Grands Lacs LLC arguing that respondent Charlton Township, Michigan had improperly assessed CMS Grands Lacs LLC’s 2003, 2004 and 2005 personal property taxes. The total amount of State Equalized Value in dispute for all three years is approximately $152,000.
Section 3.12 of the Seller Disclosure Letter
Labor Relations
None.
Section 3.13(a) of the Seller Disclosure Letter
Intellectual Property

Assumed name certificate for Spartan Intrastate Pipeline System dated May 23, 1997.
Section 3.13(b) of the Seller Disclosure Letter
Intellectual Property
None.
Section 3.13(c) of the Seller Disclosure Letter
Intellectual Property
The licenses for Microsoft Office and Lotus Notes are held by CMS Enterprises Company.
Section 3.14 of the Seller Disclosure Letter
Representations with Respect to Environmental Matters
CMS Bay Area Pipeline, LLC entered into a Stipulation For Entry of Final Order By Consent Agreement (“Stipulation Agreement”) ADQ No. 19-2003, effective June 23, 2003 with the Michigan Department of Environmental Quality (“MDEQ”). The subject of the Stipulation Agreement was an alleged violation of PTI No. 16-00 for excessive NOx emissions. CMS Bay Area Pipeline, LLC has been, to the best of Seller’s knowledge, in compliance with all of the operating parameters of the Stipulation Agreement. Exhibit B of the Stipulation Agreement is an O&M plan for the compressors. Pursuant to Exhibit B, Scheduled Oil Sampling (SOS) is to occur each time a compressor engine’s oil is changed. Although the SOS has occurred, there are some instances where the SOS report is unable to be found. An explicit requirement to maintain the SOS reports does not exist in the Stipulation Agreement; however, this would not preclude the MDEQ from making that assertion.
CMS Bay Area Pipeline, LLC received an e-mail from Mr. Benjamin Witkopp from the MDEQ on February 9, 2007. In a conversation with Mr. Witkopp on February 8, 2007, Mr. Witkopp asserted he had seen brown smoke emanating from the two most westerly compressor units (Units 1 & 2) on January 30, 2007 between the hours of 10:00 am and 2:00 pm. A review of operating and maintenance records along with interviews of operating personnel has not resulted in any evidence of a potential violation.
Section 3.16(a) of the Seller Disclosure Letter
Insurance
The following insurance policies are issued to CMS Energy Corporation and/or CMS Enterprises Company. The insurance polices are designed to cover CMS Enterprises and its subsidiaries, affiliates and partnerships. These insurance policies are not transferable to the Buyer.

Policy	Coverage	Insurer	Term	Limit of Liability	Deductibles
Property Damage, Boiler and Machinery Breakdown and Business Interruption US Insurance Package	Insures the following project plants and locations for property damage and business interruption: • Genesee • Grayling • HL Power • Exeter • Craven • Antrim • Livingston/Kzoo • Filer City	Federal Insurance Company	November 1, 2006 to November 1, 2007	Various limits for each plant site. Generally insured for full replacement cost and Business Interruption	$100,000 All Perils $250,000 Turbine/Generators 30 day BI waiting period

Pipeline Property Policies	Insures property damage and loss of stored gas in Consumers underground fields	Liberty Ins Co Zurich Ins Co	June 30, 2006 to June 30, 2007	$50,000,000	$100,000 each occurrence except gas in Consumers storage fields is $10,000,000

Policy	Coverage	Insurer	Term	Limit of Liability	Deductibles
US Workers Compensation and Employers Liability	Injury to workers in US locations	Pacific Indemnity Company	November 1, 2006 to November 1, 2007	Statutory Workers Compensation EL $1,000,000 each accident/disease/employee	None

US Primary Automobile Liability	Third party bodily injury and property damage liability and physical damage to owned and hired vehicles	Federal Insurance Company	November 1, 2006 to November 1, 2007	$1,000,000 each accident	$500 collision and comprehensive

US Primary General Liability Including Products Completed Operations, Advertising, Employee Benefits, and Garage Keepers Liability.	Third party personal injury and property damage liability for occurrences, (occurrence based policy form)	Federal Insurance Company	November 1, 2006 to November 1, 2007	$5,000,000 Gen Aggregate Limit (per location) $1,000,000 occurrence limit	$10,000 per occurrence Subject to $5,000 per claim property damage liability Benefits Liability $1,000 per claim
Continued on next page

Policy	Coverage	Insurer	Term	Limit of Liability	Deductibles
Primary and Excess Directors & Officers Liability Insurance	Insures the Corporation’s and subsidiaries directors and officers and CMS individuals serving on partnerships and joint ventures for wrongful acts in their respective capacities, (claims made policy form)	AEGIS XL Specialty EIM American Casualty The Hartford (Twin City Fire)	December 27, 2006 to December 27, 2007	$100,000,000	Individuals: $nil deductible Company reimbursement: $10,000,000

Excess General Liability	Third party legal liability and automobile liability, (claims first-made policy form)	AEGIS EIM EIBL	June 30,2006 to June 30, 2007	$135,000,000	$500,000 each occurrence and excess of primary and umbrella insurance for CMS subsidiaries and certain partnerships and joint ventures

Fidelity Insurance	Insurers CMS and Subsidiaries for Employee Dishonesty, Loss of money inside and outside the premises, credit card forgery and computer & funds transfer fraud coverage	National Union Great American	April 1, 2006 to April 1, 2007	$10,000,000	$150,000 per loss $10,000 Credit Card Forgery Coverage

Policy	Coverage	Insurer	Term	Limit of Liability	Deductibles
Fiduciary Insurance	Insures CMS and subsidiary employee benefit plan sponsors and fiduciaries of the plans against claims arising out of administration and duties for the plans	AEGIS XL Specialty EIM	June 30, 2006 to June 30, 2007	$60,000,000	$2,500,000 Sponsor Organization for each wrongful act.

Aircraft Package	Insures physical damage to Company aircraft and liability arising out of any aircraft (owned or non owned)	Global Aerospace	October 1,2006 to October 1, 2007	$10,000,000	None

CMS Travel Accident Insurance	Insures employees of CMS and subsidiaries for claims of death and dismemberment while traveling on behalf of the Corporation.	Life Ins Co of North America	January 1,2004 to January 1, 2007	$3,500,000 per event	None

International General Liability Includes Products Completed Operations, Advertising, Damage to Rental Premises	Third party personal injury and property damage liability for occurrences that occur outside the USA. (occurrence based policy form)	Great Northern Insurance Company	November 1, 2006 to November 1, 2007	$1,000,000 per occurrence and general aggregate	NA

International Workers Compensation	Non US voluntary workers compensation and Employers Liability	Great Northern Insurance Company	November 1, 2006 to November 1, 2007	Statutory benefits in Country of Origin or State of Hire EL limit $1,000,000

International Automobile liability	Excess insurance for accidents involving automobiles owned or leased to	Great Northern Insurance Company	November 1, 2006 to November 1, 2007	$1,000,000	Excess and Difference in Condition over compulsory local limits in each country or $50,000 whichever is greater
Section 3.16(b) of the Seller Disclosure Letter
Insurance
None.
Section 3.17(a) of the Seller Disclosure Letter
Absence of Certain Changes or Events
None.
Section 3.17(b) of the Seller Disclosure Letter
Absence of Certain Changes or Events
None.
Section 3.9(c) of the Seller Disclosure Letter
Absence of Certain Changes or Events

Regularly occurring cash sweeps have continued since December 31, 2006 between CMS Energy Investment LLC and each of the Entities except Jackson Pipeline Company.
Section 3.17(d) of the Seller Disclosure Letter
Absence of Certain Changes or Events
None.
Section 3.17(e) of the Seller Disclosure Letter
Absence of Certain Changes or Events
None.
Section 3.18 of the Seller Disclosure Letter
Absence of Undisclosed Liabilities
None.
Section 3,19 of the Seller Disclosure Letter
Property
The Jackson Pipeline was constructed by a Michigan general partnership between CMS Jackson LLC and ANR Storage Company pursuant to a certificate of public convenience and necessity issued by the Michigan Public Service Commission in 1989 in case no. U-9393. As ANR Storage Company was responsible for right-of-way acquisition, Seller does not have in its possession copies of all easements. Seller has provided Buyer with a copy of a legal opinion of counsel to Jackson Pipeline Company that reflects clear title to the easements for the Jackson Pipeline.
The Litchfield Lateral pipeline is subject to a Lease Agreement between CMS Litchfield LLC and ANR Pipeline Company dated July 10, 1992
Section 3.10 of the Seller Disclosure Letter
Affiliated Transactions
CMS Bay Area Pipeline, LLC entered into an Amendment to Transport Agreement and Amendment to Assignment and Assumption Agreement with Consumers Energy Company effective March 1, 2007.
Intercompany Cash Pooling Arrangement between CMS Energy Investment LLC and each of the Entities except Jackson Pipeline Company.
CMS Bay Area Pipeline, LLC entered into an arrangement under an inter-company service request with Consumers Energy Company to run a smart pig in the Bay Area pipeline.
Section 10.5(a) of the Seller Disclosure Letter
Casualty Insurance Claims
None.
Section 5,10 of the Seller Disclosure Letter
Guarantees
None.
Section 10.6(a) of the Seller Disclosure Letter
Environmental Indemnification
CMS Bay Area Pipeline, LLC entered into a Stipulation For Entry of Final Order By Consent Agreement (“Stipulation Agreement”) ADQ No. 19-2003, effective June 23, 2003 with the Michigan Department of Environmental Quality (“MDEQ”). The subject of the Stipulation Agreement was an alleged violation of PTI No. 16-00 for excessive NOx emissions. CMS Bay Area Pipeline, LLC has been, to the best of Seller’s knowledge, in compliance with all of the operating parameters of the Stipulation Agreement. Exhibit B of the Stipulation

Agreement is an O&M plan for the compressors. Pursuant to Exhibit B, Scheduled Oil Sampling (SOS) is to occur each time a compressor engine’s oil is changed. Although the SOS has occurred, there are some instances where the SOS report is unable to be found. An explicit requirement to maintain the SOS reports does not exist in the Stipulation Agreement; however, this would not preclude the MDEQ from making that assertion.
CMS Bay Area Pipeline, LLC received an e-mail from Mr. Benjamin Witkopp from the MDEQ on February 9, 2007. In a conversation with Mr. Witkopp on February 8, 2007, Mr. Witkopp asserted he had seen brown smoke emanating from the two most westerly compressor units (Units 1 & 2) on January 30, 2007 between the hours of 10:00 am and 2:00 pm. A review of operating and maintenance records along with interviews of operating personnel has not resulted in any evidence of a potential violation.
AALIB:488331.8\088888-03181